SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	847.948.2000

March 21, 2005

Notice of Annual Meeting of Stockholders

The 2005 Annual Meeting of Stockholders of Baxter International Inc. will be held at the Chicago Cultural Center, 78 East Washington Street, Chicago, Illinois, on Tuesday, May 3, 2005 at 10:30 a.m. Central time, for the following purposes:

1.	To elect four directors to hold office for a term of three years and one director to hold office for a term of two years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2005;

3.	To consider and vote upon a stockholder proposal, if properly presented, relating to cumulative voting in the election of directors;

4.	To consider and vote upon a stockholder proposal, if properly presented, relating to restrictions on services performed by the independent auditors;

5.	To consider and vote upon a stockholder proposal, if properly presented, relating to the annual election of directors; and

6.	To transact any other business that is properly presented at the meeting.

Registration will begin at 9:00 a.m. Central time. Stockholders of record at the close of business on March 4, 2005 will be entitled to vote at the meeting. A list of these stockholders will be made available to any stockholder, for any purpose germane to the meeting, at Baxter’s Corporate Headquarters located at One Baxter Parkway, Deerfield, Illinois for the 10-day period prior to the meeting.

Even if you plan to attend the Annual Meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You have the option of voting your shares through the Internet, by telephone or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 1 of the proxy statement.

Finally, if you receive more than one of these mailings at the same address, or if you wish to receive future mailings electronically, please follow the instructions on page 49 of the proxy statement under the heading “Reducing Mailing Expenses.”

By order of the Board of Directors,

ROBERT L. PARKINSON, JR.

Chairman of the Board,

Chief Executive Officer

and President

Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, 847.948.2000

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about March 21, 2005, to owners of shares of Baxter common stock in connection with the solicitation of proxies by the Board of Directors for the 2005 Annual Meeting of Stockholders.

i

Questions and Answers about Voting

Your shares can be voted at the Annual Meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. If you wish to attend the Annual Meeting, please follow the instructions on page 49 of this proxy statement under the heading “Attending the Annual Meeting.”

Q:	Who is entitled to vote?
A:	All record holders of Baxter common stock (“Common Stock”) as of the close of business on March 4, 2005 are entitled to vote. On that day, approximately 619,703,972 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	On what am I voting?
A:	There are five items on the agenda:

1.	The election of five directors, which is supported by the Board and management;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm, which is supported by the Board and management;

3.	A minority stockholder proposal relating to cumulative voting in the election of directors, which is opposed by the Board and management;

4.	A minority stockholder proposal relating to restrictions on services performed by the independent auditors, which is opposed by the Board and management; and

5.	A minority stockholder proposal relating to the annual election of directors, upon which the Board and management are not making a recommendation to stockholders.

Q:	How do I vote?
A:	We offer our registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By mail, using the enclosed proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card; or

•	Through the Internet, by following the instructions on the proxy card.

Q:	What does it mean to vote by proxy?
A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our Chief Financial Officer (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares in the following manner:

•	For the election of the Board’s nominees for director;

•	For the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm;

•	Against the minority stockholder proposal relating to cumulative voting in the election of directors;

•	Against the minority stockholder proposal relating to restrictions on

Questions and Answers about Voting (continued)

services performed by the independent auditors; and

•	With respect to the minority stockholder proposal relating to the annual election of directors, such shares will be counted as abstentions, which under Delaware law will have the same effect as a vote against the proposal.

Q:	What happens if other matters are raised at the meeting?
A:	If other matters are properly presented at the meeting in accordance with the procedures specified in Baxter’s Bylaws and described on page 50 of this proxy statement, the Proxyholders will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	Is my vote confidential?
A:	Whether voting in person, by mail, by telephone or through the Internet, your vote will be treated as confidential, except (1) as may be necessary to meet applicable legal requirements and to assert or defend claims for or against the company, (2) to allow for the tabulation of votes and certification of the vote, and (3) in the case of a contested proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which may then be forwarded to management.

Q:	What if I submit a proxy and later change my mind?
A:	If you have given your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	Who will count the votes?
A:	Baxter’s transfer agent, EquiServe Trust Company, N.A., will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

Q:	How is it determined whether a matter has been approved?
A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows:

•	For the election of directors, the five persons receiving the highest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors; and

•	For each other matter, the affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting in person or by proxy is required for approval.

Q:	What constitutes a quorum?
A:	A quorum is present if a majority of the outstanding shares of Common Stock entitled to vote is represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?
A:

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and ratification of the appointment of the

Questions and Answers about Voting (continued)

independent registered public accounting firm. On non-routine matters, such as the minority stockholder proposals, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Broker non-votes have no effect on the outcome of any of the matters specified in the Notice of Annual Meeting.

Q:	What effect does an abstention have?
A:	Abstentions or instructions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:	What shares are covered by the proxy card?
A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter’s Dividend Reinvestment Plan, Shared Investment Plan, executive compensation plans, Employee Stock Purchase Plan, and any shares credited to your Incentive Investment Plan (IIP) account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. The proxy card does not cover shares held by you through a broker, bank or other nominee.

If you are a current or former Baxter employee with shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan, then your proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee by mailing your proxy card or voting through the Internet or by telephone, the trustee may vote shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 26, 2005.

Q:	What if I am a beneficial holder rather than an owner of record?
A:	If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Management Proposals

Election of Directors—Proposal 1 on the Proxy Card

Baxter’s Board of Directors currently consists of twelve members and is divided into three classes. The directors in each class serve terms of three years. At the Annual Meeting, four directors are nominated for election to a three-year term to the class of directors with terms expiring in 2008 and one director is nominated for election to a two-year term to the class of directors with terms expiring in 2007.

Fred E. Turner, whose current term expires on May 3, 2005, will not run for re-election because he has reached the mandatory retirement age under Baxter’s Corporate Governance Guidelines. The Board and management would like to thank Mr. Turner for his dedicated service to Baxter and its stockholders over the past 23 years. The Board appointed Robert L. Parkinson, Jr. in April 2004, Albert P.L. Stroucken in September 2004 and Blake E. Devitt in March 2005 to serve as directors until the 2005 Annual Meeting of Stockholders. The Board has nominated the following persons for election, all of whom are current directors of Baxter:

Term to Expire 2008

Joseph B. Martin, M.D., Ph.D.

Robert L. Parkinson, Jr.

Thomas T. Stallkamp

Albert P.L. Stroucken

Term to Expire 2007

Blake E. Devitt

Information regarding each of the nominees is presented on pages 7-9 of this proxy statement. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the 2005 Annual Meeting.

The Proxyholders intend to vote the shares represented by proxy in favor of all of the Board’s nominees, except to the extent a stockholder withholds authority to vote for the nominees.

The Board of Directors recommends a vote FOR the election of all of the nominees for director.

Ratification of Appointment of Independent Registered Public Accounting Firm—Proposal 2 on the Proxy Card

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2005. The Audit Committee requests that the stockholders ratify the appointment.

The Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, the issues raised by the most recent quality control review, the coordination of the firm’s efforts with Baxter’s internal audit and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature

Management Proposals (continued)

and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects.

Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Baxter and its stockholders. If the stockholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2005 and future years.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

The table set forth below lists the fees billed to Baxter by PwC for services rendered during fiscal years 2004 and 2003 (in thousands):

	2004	2003
Audit Fees	$11,713	$5,585	Audit Fees include fees for services performed by PwC relating to the audit of the consolidated annual financial statements, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. The increase in 2004 was related to work performed by PwC in connection with its audit of the company’s internal control over financial reporting.
Audit-Related
Fees	1,602	539	Audit-Related Fees include fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits, accounting consultations, subsidiary audits and reviews. The increase in 2004 was primarily related to work performed by PwC in connection with the amendment of the company’s previously issued financial statements arising from the situation in Brazil.

Tax Fees	3,943	7,186	Tax Fees include fees for services performed by PwC for tax compliance, tax advice, and tax planning. Of these amounts, approximately $2,200 in 2004 and $3,100 in 2003 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $1,700 in 2004 and $4,000 in 2003 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees	98	118	All Other Fees include fees for all other services performed by PwC. The majority of the fees paid in 2003 were for financial system design, license fees and implementation services. The company has not engaged PwC to perform any new financial systems and management consulting services.

Total	$17,356	$13,428

Management Proposals (continued)

The Audit Committee has carefully considered proposed and actual tax-related services provided by PwC to the company. The Audit Committee believes that it is in the best interests of the stockholders to engage the company’s auditors to perform certain tax services because it results in efficiencies and decreased costs for the company. Moreover, certain efficiencies are realized as a result of the auditor’s expertise and familiarity with the company’s financial statements, systems and income tax matters that also result in cost savings. The Public Company Accounting Oversight Board and the Securities and Exchange Commission both recognize that the provision of certain tax-related services to a company by its outside auditors, does not, in and of itself, impair an auditor’s independence.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

In addition, the Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax and forensic services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chairman of the Audit Committee or the entire Audit Committee, if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chairman under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm require separate pre-approval by the Audit Committee. In approving non-audit services, the Audit Committee carefully considers the nature of the services to be provided and determines whether such services are prohibited under applicable rules or would otherwise impair the auditor’s independence in auditing Baxter’s financial statements.

The audit, audit-related, tax and other services provided by PwC in 2004 described on page 5 of this proxy statement were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Proxyholders intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm, except to the extent a stockholder votes against or abstains from voting on this proposal.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2005.

Board of Directors

Director Biographies

Nominees for Election as Directors (Term Expires 2008)

Joseph B. Martin, M.D., Ph.D., age 66, has served as a Director of Baxter since 2002. Dr. Martin has been the Dean of the Harvard Faculty of Medicine since July 1997. He was Chancellor of the University of California, San Francisco from 1993 to 1997 and Dean of the UCSF School of Medicine from 1989 to 1993. From 1978 to 1989, he was chief of the neurology department of Massachusetts General Hospital and Professor of Neurology at Harvard Medical School. Dr. Martin also serves as a Director of Cytyc Corporation and Scientific Learning Corp.

Robert L. Parkinson, Jr., age 54, is Chairman of the Board, Chief Executive Officer and President of Baxter International, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago’s School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, serving in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson also serves on the boards of directors for Chicago-based Northwestern Memorial Hospital and the Northwestern Memorial Foundation.

Thomas T. Stallkamp, age 58, has served as a Director of Baxter since 2000 and was appointed lead director in January 2004. Mr. Stallkamp has been an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group, since July 2004. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services and from 2000 to 2003, he served as Vice Chairman and Chief Executive Officer. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a Director of Visteon Corporation and MSX International, Inc.

Albert P.L. Stroucken, age 57, has served as a Director of Baxter since September 2004. Since April 1998, Mr. Stroucken has served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken was named Chairman of the Board of H.B. Fuller Company in October 1999. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation.

Board of Directors (continued)

Nominee for Election as Director (Term Expires 2007)

Blake E. Devitt, age 58, has served as a Director of Baxter since March 2005. Mr. Devitt retired in October 2004 from the public accounting firm of Ernst & Young LLP following a 33-year career, serving in positions of increasing responsibility, the most recent of which from 2001 to October 2004 was Senior Audit Partner and Director, Pharmaceutical & Medical Device Industry Practice, and prior to that from 1983 to 2000 he served as Audit Partner.

Directors Continuing in Office (Term Expires 2007)

John D. Forsyth, age 57, has served as a Director of Baxter since September 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since April 2000 and Chief Executive Officer since August 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions, including President and Chief Executive Officer.

Gail D. Fosler, age 57, has served as a Director of Baxter since 2001. Since 1989, Ms. Fosler has held several positions with The Conference Board, a global research and business membership organization. Ms. Fosler is currently Executive Vice President and Chief Economist of The Conference Board and directs its Economics Research Program, which produces economic indicators and analyses, as well as its operations outside of the United States. Ms. Fosler is also a Director of Caterpillar Inc., Unisys Corporation and DBS Holdings (Singapore).

Carole Uhrich Shapazian, age 61, has served as a Director of Baxter since December 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group from January 2000 to December 2000. Prior to that, she was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999. From 1997 to 1998, she served as Executive Vice President and President of Commercial Imaging for Polaroid. Ms. Shapazian also serves as a Director of Ceridian Corporation.

Board of Directors (continued)

Directors Continuing in Office (Term Expires 2006)

Walter E. Boomer, age 66, has been a Director of Baxter since 1997. From 1997 until his retirement in April 2004, General Boomer served as President and Chief Executive Officer of Rogers Corporation, a manufacturer of specialty materials for use in the communications, transportation, imaging and computer markets. General Boomer also served as Chairman of the Board of Rogers Corporation between April 2002 and April 2004. From 1994 to 1996, he served as Executive Vice President of McDermott International Inc. and President of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a General and Assistant Commandant of the United States Marine Corps after 34 years of service. General Boomer also serves as a Director of Cytyc Corporation and remains a Director of Rogers Corporation.

James R. Gavin III, M.D., Ph.D., age 59, has served as a Director of Baxter since February 2003. Since January 2005, Dr. Gavin has served as Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University. From July 2002 to January 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to July 2002 he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. From 1987 to 1991, he was at the University of Oklahoma Health Sciences Center as a Professor and as Chief of the Diabetes Section and Acting Chief of the Section on Endocrinology, Metabolism and Hypertension. Dr. Gavin also serves as a Director of MicroIslet, Inc.

K. J. Storm, age 62, has been a Director of Baxter since May 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a CPA) and was Chief Executive Officer of AEGON N.V., an international insurance group from 1993 until his retirement in 2002. Mr. Storm is a Supervisory Board Member and Chairman of Royal Wessanen N.V., a Dutch food manufacturer, Laurus N.V., a Dutch supermarket group, and KLM, N.V., a Dutch airline. He also serves on the supervisory boards of AEGON N.V. and Interbrew S.A.

Board of Directors (continued)

Committees of the Board

The Board of Directors has five committees: Audit, Compensation, Corporate Governance, Finance and Public Policy. Each committee consists solely of independent directors, as defined by the rules of the New York Stock Exchange as well as Baxter’s Corporate Governance Guidelines. Each committee is required by its charter on an annual basis to conduct a performance evaluation of the committee and to review the adequacy of its charter. The company believes that these committee charters comply with the rules of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. All committee charters are available on Baxter’s website at www.baxter.com under “Corporate Governance–Board of Directors–Committees of the Board” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

The table below provides membership and meeting information for each of the Board committees.

Name	Audit		Compensation	Corporate Governance	Finance		Public Policy
Walter E. Boomer			X	X*			X

Blake E. Devitt†

John D. Forsyth			X*	X	X

Gail D. Fosler	X						X	*

James R. Gavin III, M.D., Ph.D.					X		X

Joseph B. Martin, M.D., Ph.D.				X	X

Carole J. Uhrich Shapazian			X	X			X

Thomas T. Stallkamp	X	*	X

K. J. Storm	X				X	*

Albert P.L. Stroucken	X				X

Fred L. Turner	X			X

Number of Meetings in 2004	9		13	5	5		3

* Chair

† Appointed in March 2005. As of the date of this proxy statement, Mr. Devitt has not yet been named to Board committees.

The Audit Committee reviews the company’s financial reporting process and the integrity of its financial statements, Baxter’s system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Common recurring activities of the Audit Committee in carrying out its oversight function include:

•	reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the independent and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures;

Board of Directors (continued)

•	retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm;

•	approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm through the pre-approval policies and procedures adopted by the committee described on page 6 of this proxy statement;

•	reviewing the scope of the annual internal and external audits;

•	reviewing the company’s consolidated financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and discussing with the independent registered public accounting firm the quality and acceptability of accounting principles used to prepare the consolidated financial statements;

•	reviewing and discussing earnings press releases prior to issuance of the release (conducted by the Audit Committee Chairman);

•	holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and

•	discussing guidelines and policies governing the process by which Baxter assesses and manages risk.

The Audit Committee also establishes Baxter’s policy with respect to the hiring of employees and former employees of its independent registered public accounting firm. The current policy is that Baxter will not hire any current or previous employees of its independent registered public accounting firm who have, within the last two years, worked on the company’s audit.

The Compensation Committee exercises the authority of the Board relating to employee benefit plans and the compensation of Baxter’s executives. The Compensation Committee’s responsibilities include:

•	making recommendations for consideration by the Board, in executive session, concerning the compensation of the Chief Executive Officer;

•	determining the compensation of executive officers (other than the Chief Executive Officer) and advising the Board of such determination;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; and

•	serving as the administration committee of the company’s equity plans.

The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Corporate Governance Committee’s responsibilities include:

•	developing criteria, subject to approval by the Board, for use in evaluating and selecting candidates for election or re-election to the Board, and assisting the Board in identifying and attracting qualified director candidates;

•	selecting and recommending that the Board approve the director nominees for the next annual meeting of stockholders, and recommending persons to fill any vacancy on the Board;

Board of Directors (continued)

•	determining Board committee structure and membership;

•	reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines;

•	overseeing the succession planning process for management, including the Chief Executive Officer;

•	developing and implementing an annual process for evaluating the performance of the Chief Executive Officer;

•	developing and implementing an annual process for evaluating Board performance; and

•	making recommendations to the Board concerning director compensation.

The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding:

•	proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions;

•	dividends;

•	results of the management of pension assets; and

•	risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage.

The Public Policy Committee reviews the policies and practices of Baxter to ensure that they are consistent with its social responsibility to act with integrity as a global corporate citizen to employees, customers and society. The Public Policy Committee has a wide range of responsibilities, including:

•	addressing the company’s responsibilities with respect to the health and safety of employees, consumers and the environment;

•	overseeing, reviewing and making recommendations to the Corporate Responsibility Office as set forth in the company’s Global Business Practice Standards;

•	reviewing and making recommendations regarding Baxter’s Quality and Regulatory programs and performance; and

•	reviewing and making recommendations on the company’s Government Affairs Program, including the company’s positions with respect to pending legislative and other initiatives.

Board of Directors (continued)

Nomination of Directors

Director Candidates Recommended by Stockholders

Baxter’s Corporate Governance Committee will consider director candidates recommended by stockholders. To recommend a candidate for consideration by the Corporate Governance Committee, a stockholder must submit the recommendation in writing to Baxter’s Corporate Secretary at the following address:

Corporate Secretary

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Baxter’s Corporate Governance Guidelines require that the recommendation must include the following:

•	the name and address of the stockholder making the recommendation and evidence of his or her ownership of Baxter Common Stock, including the number of shares and period of ownership;

•	the name and address of the director candidate, and his or her resume or listing of qualifications, taking into account the criteria described below; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

For a candidate to be considered by the Corporate Governance Committee as a nominee for election at the next annual meeting of stockholders, the stockholder’s recommendation must be received by the Corporate Secretary not less than 120 days before the anniversary date of the company’s most recent annual meeting of stockholders.

In addition, Baxter’s Bylaws permit stockholders to nominate directors. For information regarding the deadlines and procedures for director nominations by stockholders, please see “Future Stockholder Proposals and Nominations” on page 50 of this proxy statement.

Membership Criteria for Non-Employee Directors

The membership criteria for non-employee directors set forth in Exhibit A to Baxter’s Corporate Governance Guidelines provide that each director nominee should:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•	have a genuine interest in the company and a recognition that, as a member of the Board, each director is accountable to all Baxter stockholders, not to any particular interest group;

•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;

•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government;

•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;

Board of Directors (continued)

•	have the ability and be willing to spend the time required to function effectively as a director;

•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and

•	have independent opinions and be willing to state them in a constructive manner.

In addition, Baxter’s Corporate Governance Guidelines provide that directors will be selected on the basis of talent and experience. The company seeks a Board with diversity of background among its members, including diversity of gender, race, ethnic or national origin, age and experience in business, government and education and in healthcare, science, technology and other areas relevant to the company’s activities. At least a majority of the Board must consist of individuals who are independent.

Process for Identifying and Evaluating Director Nominees

The Corporate Governance Committee has retained a search firm to help identify and evaluate potential director nominees. Director nominees are identified through recommendations from members of the Board, management and the company’s search firm. As described above, the Corporate Governance Committee will also consider candidates recommended by stockholders.

The Corporate Governance Committee regularly undertakes a review of the composition of the Board for succession planning purposes, as well as to ensure that the skills and expertise deemed necessary are well represented on the company’s Board. The Committee takes into consideration a number of factors, including the election cycle of directors, mandatory retirement ages, any changed circumstances of the individual directors and results from the Board and committee self-assessment questionnaires. The Committee reviews the expertise and background of current Board and committee members against the criteria described above, seeks to identify any gaps in the composition of the Board and its committees, and uses this analysis to inform its search for and selection of director nominees. In evaluating individual director candidates, the Corporate Governance Committee applies the membership criteria described above while taking into account the current make-up of the Board and the business direction of the company.

Once a candidate has been identified, the Corporate Governance Committee may collect and review publicly available information regarding the individual to assess whether he or she should be considered further. If the Corporate Governance Committee or its chairman determines that the candidate warrants further consideration, the Corporate Governance Committee and the external search firm retained by the Committee will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and extensive reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, and if the individual possesses the skills, talent and/or level and degree of expertise being sought by the Board at that time, the Committee will then recommend the individual to the full Board for election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual. This process is dependent upon the receipt of positive feedback and responses at each step, and includes frequent reports to the Corporate Governance Committee and the full Board. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Board of Directors (continued)

Compensation of Directors

Under Baxter’s non-employee director compensation plan (the “Director Compensation Plan”), non-employee director compensation consists of a combination of cash compensation, stock options and restricted stock, as described below.

Cash Compensation

Under the Director Compensation Plan, each non-employee director receives a $45,000 annual cash retainer. In addition, each non-employee director also receives a $1,000 fee for each Board and each committee meeting attended, and each non-employee director who acts as the chairperson of any committee meeting receives an additional $1,000 for each meeting chaired by him or her. Non-employee directors are eligible to participate in a deferred compensation plan which allows deferral of all or any portion of cash payments until Board service ends.

Each non-employee director is eligible for life insurance benefits. Life insurance premiums of $1,125 in the aggregate were paid in 2004 for the benefit of non-employee directors.

In recognition of his exemplary service as the Board’s lead director during Baxter’s transition to a new chief executive officer, in July 2004 the Board approved a discretionary cash award of $10,000 for Thomas T. Stallkamp.

Stock Options

Each non-employee director is entitled to receive a grant of stock options annually on the date of the annual meeting of stockholders. Under the Director Compensation Plan, the annual stock option grant to each non-employee director has a target value on the grant date based on a Black-Scholes valuation of $60,000. The stock options become exercisable on the date of the next annual meeting of stockholders, and may become exercisable earlier in the event of death, disability, or a change in control of Baxter.

Restricted Stock

Each non-employee director also receives an annual grant of restricted stock on the date of the annual meeting of stockholders. The number of shares of restricted stock to be granted to each non-employee director each year equals the quotient of $60,000 divided by the closing sale price for a share of Baxter Common Stock on the date of the annual meeting. The restricted stock vests on the date of the next annual meeting of stockholders, and will be forfeited if the non-employee director leaves the Board for any reason other than death or disability prior to that date. In the event of a change in control of Baxter, all restrictions on the shares will terminate. Until vested, the restricted stock cannot be transferred or sold. During the restriction period, the directors have all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

Director Stock Ownership Guidelines

In February 2003, the Board of Directors amended Baxter’s Corporate Governance Guidelines to establish recommended stock ownership guidelines for directors. The current stock ownership guideline recommended for each director, after five years of Board service, is to hold five times the annual cash retainer provided to directors.

Certain Relationships

Certain Relationships and Related Transactions

Carlos Arturo del Salto, Jr., son of Carlos del Salto, Corporate Vice President, President, Intercontinental/Asia, is employed by Baxter in a non-officer position as a sales representative. For his services, Mr. del Salto, Jr. earned $72,155 in total compensation in 2004, which was comparable to other employees at a similar level. In addition to the foregoing relationship, disclosure of which is required under the rules of the Securities and Exchange Commission, Magdalena Nemer, sister-in-law of Mr. del Salto (spouse of his brother), serves as Baxter’s Country Managing Director for Mexico. Ms. Nemer is on expatriate assignment from the United States to Mexico. For her services, Ms. Nemer earned $185,875 in total compensation in 2004. Ms. Nemer’s compensation included a base salary of $167,731 and a bonus of $18,144. Ms. Nemer also received normal expatriate benefits related to her assignment in the amount of $383,310, which primarily included tax equalization, housing assistance, a cost of living allowance, a company car and educational assistance for her children. The compensation paid to and benefits received by Ms. Nemer are consistent with the compensation paid to and benefits received by other Baxter expatriate employees in similar positions.

Although there are no other relationships or transactions requiring disclosure under the rules of the Securities and Exchange Commission, Baxter has been a party to the following transactions with entities of which a member of the Board serves or has served in an executive or similar capacity during 2004.

In 2004, Baxter paid $75,500 in membership dues and program attendance fees to The Conference Board, a tax-exempt organization. The total payments represent less than 0.5% of The Conference Board’s consolidated gross revenues for 2004. Ms. Fosler, a member of Baxter’s Board, serves as Executive Vice President and Chief Economist of The Conference Board.

Baxter has agreed to make a $1.5 million donation to Loyola University Chicago over a three-year period. These funds will support certain capital improvements to the School of Business Administration and the development of new curricular initiatives in the Graduate School of Business. The pledge was made as a condition to Mr. Parkinson’s employment with Baxter and while Mr. Parkinson was Dean of Loyola University Chicago’s School of Business Administration and Graduate School of Business. Mr. Parkinson left Loyola University Chicago in April 2004. Furthermore, in 2004, Baxter received $2,335,888 in payments for products sold to Loyola University Medical Center, a tax-exempt, academic healthcare institution owned by Loyola University Chicago. The total payments received represent less than 0.5% of Loyola University Chicago’s consolidated gross revenues for 2004.

Compensation Committee Interlocks and Insider Participation

Mr. Forsyth (Chairman), Mr. Boomer, Ms. Shapazian and Mr. Stallkamp served as members of the Compensation Committee in 2004. Each of the members is an independent director. During 2004, no executive officer of Baxter served as a director or as a member of the compensation committee of another company who had an executive officer that served as a member of Baxter’s Compensation Committee or as a director of Baxter.

Corporate Governance

The Board of Directors recognizes the importance of good corporate governance as a means of addressing the needs of Baxter’s stockholders, employees, customers and community. Pursuant to the Delaware General Corporation Law, under which Baxter is organized, the business, property and affairs of Baxter are managed under the direction of the Board of Directors. Members of the Board are kept informed of Baxter’s business through discussions with the Chairman and management, by reviewing materials prepared for them by management and by participating in meetings of the Board and its committees. During 2004, the Board held 11 meetings and the Board committees held a total of 35 meetings. During the period for which they served in 2004, each incumbent director attended at least 89 percent of the aggregate number of Board meetings and Board committee meetings for committees on which they served. The average attendance of these directors at all such meetings during the year was over 95 percent. Baxter’s Corporate Governance Guidelines, which are described below, provide that directors are expected to attend the annual meeting of stockholders. In May 2004, nine out of the ten directors then continuing in office attended the annual meeting of stockholders.

Corporate Governance Guidelines

Baxter first adopted formal corporate governance principles in 1995. Baxter’s Corporate Governance Guidelines (the “Guidelines”) serve as principles addressing the role of the Board of Directors in areas such as fiduciary oversight, strategic planning, social responsibility, succession planning and board elections. The Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection, qualification and evaluation of directors as described on pages 13-14 of this proxy statement under the heading “Board of Directors—Nomination of Directors.” The Guidelines address director independence criteria, the recommendation of director candidates by stockholders, other company directorships, membership criteria for non-employee directors, director attendance, director access to management, the authority of the Board and its committees to hire outside advisors, the appropriateness of continued Board membership in the event of a change in a director’s employment or other circumstances, the mandatory retirement age for directors, executive and director compensation, selection and responsibilities of the lead director, director continuing education, recommended stock ownership for directors and a number of other matters.

Rules adopted by the New York Stock Exchange require listed companies to adopt governance guidelines covering various matters. The company believes that Baxter’s Guidelines comply with the New York Stock Exchange rules and, in certain areas, are ahead of the trends. The Corporate Governance Committee of the Board reviews, at least annually, the adequacy of the Guidelines and recommends any proposed changes to the Board for approval.

The Guidelines, amended as of February 22, 2005, as well as other information on corporate governance, are available on Baxter’s website at www.baxter.com under “Corporate Governance–Guidelines” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Director Independence

The Board of Directors has determined, after careful review, that all directors except for Robert L. Parkinson, Jr. are independent, as defined by Baxter’s Corporate Governance Guidelines and the rules of the New York Stock Exchange. Baxter’s Guidelines require that a majority of Baxter’s directors

Corporate Governance (continued)

qualify as independent. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter.

Baxter’s Guidelines include the following standards for determining director independence:

•	A director will not be independent if, within the preceding three years: (a) the director was employed by Baxter; (b) an immediate family member of the director was employed by Baxter as an executive officer; (c) the director was employed by or affiliated with, or an immediate family member of the director was employed in a professional capacity by or affiliated with, the independent auditor of Baxter; (d) a present Baxter executive officer was on the compensation committee of the board of directors of a company which concurrently employed the Baxter director, or which concurrently employed an immediate family member of the director as an executive officer; or (e) the director received, or an immediate family member of the director received, more than $100,000 during any twelve-month period within the preceding three years in direct compensation from Baxter, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (a) if a Baxter director or an immediate family member of a Baxter director is a partner, officer, employee or controlling shareholder of or is otherwise affiliated with another company or professional entity (including any law firm or investment banking firm) that does business with Baxter and the annual payments to, or from, Baxter in any year do not exceed (A) one percent of the consolidated gross revenue of Baxter for its most recently completed fiscal year or (B) the greater of $1,000,000 or two percent of the consolidated gross revenue of the other company or professional entity for its most recently completed fiscal year; (b) if a Baxter director is a partner, executive officer or controlling shareholder of or is otherwise affiliated with another company which is indebted to Baxter, or to which Baxter is indebted, and the total amount of either company’s indebtedness to the other does not exceed (A) one percent of the total consolidated assets of Baxter as of the end of its most recently completed fiscal year or (B) one percent of the total consolidated assets of the other company as of the end of its most recently completed fiscal year; and (c) if a Baxter director serves as an officer, director or trustee of or is otherwise affiliated with a tax-exempt organization, and Baxter’s discretionary contributions to the organization are less than the greater of $100,000 or two percent of that organization’s consolidated gross revenues in any single fiscal year. Baxter’s automatic matching of employee charitable contributions will not be included in the amount of Baxter’s contributions for this purpose.

For relationships not covered by these Guidelines, the determination of whether the director is independent or not will be made by the directors who satisfy the independence guidelines.

Executive Sessions

Baxter’s Guidelines require the Board to meet in executive session without management or any employee director present at every regularly scheduled meeting. The Audit Committee is required by

Corporate Governance (continued)

its charter to hold separate executive sessions during at least five committee meetings per year with the internal auditor, the independent auditor and management. The other committees of the Board also have the authority to hold executive sessions without management present.

Lead Director

Baxter’s lead director is currently Thomas T. Stallkamp. Baxter’s Corporate Governance Guidelines provide that the lead director is responsible for presiding at all executive sessions of the Board and acting as the liaison between the non-management directors and the Chairman of the Board. In addition, the lead director serves as the contact person to facilitate communications by Baxter employees and stockholders directly with the non-management members of the Board. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis.

Contacting the Lead Director and Other Members of the Board

Baxter’s Corporate Governance Committee has established a process for sending communications to members of the Board, including the lead director. Specifically, stockholders and other interested parties may contact any of Baxter’s directors, including the lead director, by mail or e-mail as described below.

• Mailing address:	Baxter Director c/o Corporate Secretary Baxter International Inc. One Baxter Parkway, DF2-2W Deerfield, Illinois 60015

• E-mail address:	boardofdirectors@baxter.com

All communications will be forwarded by Baxter’s Corporate Secretary directly to the lead director, unless a different director is specified.

Annual Assessment of Board and Committee Performance

The Board has annually reviewed its own performance, structure and processes for the past eleven years in order to assess how effectively it is functioning. This assessment is implemented and administered by the Corporate Governance Committee through an annual Board self-evaluation survey. In addition, each committee of the Board conducts an annual performance evaluation of the committee, as required by its charter, through a self-evaluation survey. The views of individual directors are collected by the Corporate Secretary and summarized for consideration by the full Board or committee, as appropriate.

Global Business Practice Standards and Corporate Responsibility Office

Baxter’s ethics policies can be found in its Global Business Practice Standards, which are designed to promote honest and ethical conduct and compliance with applicable laws and to serve as a guide for making business decisions. The Global Business Practice Standards are applicable to members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer and other senior financial officers. These standards include

Corporate Governance (continued)

policies on a number of topics, such as protection and use of company assets, accurate recordkeeping, competitive and confidential information, insider trading, bioethics, conflicts of interest, gifts, trade compliance and other aspects of business ethics. These standards address Baxter’s commitment to full, fair, accurate, timely, and understandable disclosure in all public communications, including reports that the company files with, or submits to, the Securities and Exchange Commission and other government agencies. The standards also address the consequences of failure to comply with applicable law or Baxter’s policies and procedures and require prompt internal reporting of wrongdoing.

Baxter’s Global Business Practice Standards include procedures for employees to seek guidance or report concerns about business practices, including concerns regarding accounting, internal accounting controls, auditing, or other matters. These procedures have been reviewed by the Board’s Public Policy and Audit Committees and approved by the full Board of Directors. Questions and concerns can be submitted confidentially or anonymously. Employees may raise issues or concerns through any one of ten different channels, including calling the toll-free Business Practice Standards Helpline, communicating with Business Practices through the question prompts on a form accessed on the Business Practices website, writing to the Corporate Responsibility Office’s post office box, sending an e-mail to the Corporate Responsibility Office at corporate_responsibility_office_deerfield@baxter.com, or contacting the members of Business Practices, the Corporate Responsibility Office and/or its regional committees directly.

The Corporate Responsibility Office, which was established by the Board in 1993, is responsible for communicating the company’s Business Practice Standards, maintaining multiple channels for employees to report concerns, providing guidance and training to employees and directors (including, for directors, both one-on-one orientation to Baxter’s business practice processes as well as the same on-line Business Practice Standards Awareness Training course for employees), and monitoring compliance. Permanent members of the Corporate Responsibility Office include the company’s Vice President of Business Practices, who reports to the Public Policy Committee, and the Vice President of Corporate Audit, who reports to the Audit Committee.

Baxter’s Global Business Practice Standards are available on Baxter’s website at www.baxter.com under “Corporate Governance–Business Practices” and in print upon request by writing to: Business Practices, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Disclosure Controls and Procedures

The company has established disclosure controls and procedures designed to ensure that financial and non-financial information required to be disclosed by Baxter in the reports it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported on a timely basis. These controls and procedures are designed to ensure that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, to allow for timely disclosure decisions. Each quarter, the company carries out an evaluation of the effectiveness of the company’s disclosure controls and procedures, under the supervision and with the participation of the company’s Disclosure Committee and other members of the company’s management team, including the Chief Executive Officer and Chief Financial Officer.

Audit Committee Report

The Audit Committee of the Board of Directors of Baxter assists the Board in fulfilling its oversight responsibilities. The Audit Committee consists of five independent directors, as defined by the rules of the New York Stock Exchange as well as Baxter’s Corporate Governance Guidelines. The Board of Directors has determined that Thomas T. Stallkamp, who is the Chairman of the Audit Committee, K. J. Storm and Albert P.L. Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s duties and responsibilities are set forth in a written charter. The charter is available on Baxter’s website at www.baxter.com under “Corporate Governance–Board of Directors–Committees of the Board–Audit” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Management is responsible for Baxter’s internal control over financial reporting. A professional staff of in-house corporate auditors reviews the design of, and compliance with, Baxter’s internal control systems and the accounting policies and procedures supporting the financial reporting process. PricewaterhouseCoopers LLP (PwC) is responsible for performing independent audits of Baxter’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	engaged PwC as the company’s independent registered public accounting firm;

•	reviewed and discussed the results of the internal audit plan for the year ended December 31, 2004;

•	reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2004;

•	discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	reviewed and discussed with management the evaluation of Baxter’s design and functioning of its internal control over financial reporting;

•	discussed with representatives of PwC the public accounting firm’s independence from Baxter and management;

•	considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence;

•	met nine times during 2004; and

•	held separate executive sessions with the independent registered public accounting firm, the internal auditor and management.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Thomas T. Stallkamp (Chairman)

Gail D. Fosler

K. J. Storm

Albert P.L. Stroucken

Fred L. Turner

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) makes recommendations to the independent directors of the Board concerning compensation for the Chief Executive Officer and determines compensation for other officers. The Committee also exercises the authority of the Board with respect to Baxter’s employee benefit plans. The Committee is comprised of four independent directors, as discussed above under “Board of Directors–Committees of the Board” and “Corporate Governance–Director Independence.”

Compensation Philosophy for Officers

The Committee’s compensation philosophy provides a framework for aligning compensation with business objectives. The Committee’s philosophy is to provide compensation opportunities that are structured to: (i) recognize performance by basing compensation on the achievement of pre-established performance goals for the company as well as individual performance and (ii) be competitive when compared to healthcare and non-healthcare companies of similar size and scope. This philosophy is intended to assist Baxter in attracting, retaining and motivating executives with superior leadership and management abilities. The company’s philosophy with respect to the $1 million cap on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for Baxter’s stockholders. The Committee has reviewed the total annual compensation received by the officers, including salary, cash bonuses, long-term incentives and perquisites, and has determined the amount to be competitive and reasonable.

Relationship of Executive Compensation to Performance

To promote a pay-for-performance philosophy, employee compensation is based on company as well as individual performance. The Committee believes that management should be motivated and compensated based on both financial and non-financial measures. For this reason, the Committee emphasizes the financial measures of sales growth, earnings per share, cash flow, and total stockholder return when determining compensation for all officers. In terms of non-financial measures, the Committee focuses on such areas as quality, leadership, building customer loyalty, product development, innovation, talent management, operational excellence, and adherence to Baxter’s shared values of respect, responsiveness and results. The Committee believes that a combination of financial and non-financial measures were the appropriate focus for 2004.

In order to appropriately reward individual performance in a manner which differentiates among the members of management, a performance differentiation framework is used to determine each officer’s compensation, including salary, cash bonus and long-term incentives. This approach is designed to strengthen the link between an individual’s compensation and his or her personal performance as measured by select talent management data points, such as individual performance reviews, future potential performance, achievement of key business strategies, feedback from colleagues, and adherence to Baxter’s shared values of respect, responsiveness and results. Using these measurements, adjustments are made to each officer’s compensation which differentiate individual compensation based on relative performance.

Market Competitive Compensation

The Committee reviews compensation survey data from selected companies in the pharmaceutical, medical device, and biotech industries included in the Standard & Poor’s 500 Health Care Index, as well as other large non-healthcare companies of similar size and scope (the “comparable companies”). Based on the survey data from the comparable companies, the Committee determines the competitiveness of the total compensation structure for each officer, including Mr. Parkinson, who has served as Baxter’s Chairman of the Board and Chief

Compensation Committee Report (continued)

Executive Officer since April 2004. The Committee engages independent compensation consultants to assist in obtaining survey data from the comparable companies and determining the competitiveness of Baxter’s total compensation structure. The consultants report to the Committee and work closely with both the Committee and management.

Compensation Elements

The company’s compensation structure consists primarily of salaries, cash bonuses, stock options, and starting with the March 2005 Long-Term Incentive grant, restricted stock units. The company’s officers ordinarily receive the majority of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of Baxter’s stockholders.

Salaries

The Committee has established salaries each year based on each officer’s individual performance within a structure intended to be competitive with the 50th percentile of salaries paid to officers in the comparable companies. The Committee approved increases in officer salaries at its meeting in February 2005, to reflect individual performance relative to the 50th percentile of salaries paid to their counterparts in the comparable companies.

Cash Bonuses

Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation, but only if it is earned through achievement of specified performance goals. Cash bonus targets for 2004 are intended to be competitive with the 60th percentile of cash bonuses paid to officers in the comparable companies. The Committee establishes annual and quarterly performance goals for the company under the officer cash bonus plan. The Committee also establishes annual and quarterly bonus targets for each officer by utilizing the market data from the comparable companies. After year-end results are reported, the Committee determines each officer’s bonus based on the achievement of the specified annual and quarterly performance goals and the officer’s individual performance. Individual performance is assessed using the performance differentiation framework discussed above.

Baxter overachieved the cash flow goal and partially achieved the target sales goal established by the Committee as the performance measures under the officer cash bonus plan for 2004. It did not achieve the earnings per share goal. Based on the financial results, the Committee approved officer cash bonus funding of 64% of each officer’s target bonus. Actual bonus amounts for 2004 were adjusted to reflect each officer’s individual performance and ranged from 45% to 100% of bonus targets. Officers did not receive any bonuses based on the quarterly performance criteria. On December 22, 2004, the Committee approved the elimination of the quarterly bonus program beginning with the 2005 performance period.

Long-Term Incentives

To further align management and stockholder interests and to continue to promote a pay-for-performance philosophy, Baxter maintains a Long-Term Incentive (LTI) Plan for its senior managers, including the Chief Executive Officer and the other officers. In the Fall of 2003, the Committee completed a full review of the LTI Plan as part of its continuous efforts to benchmark Baxter’s programs to the market comparator group in order to keep them aligned to best practices and remain market competitive. As a result of this review, the Committee decided to add a restricted stock unit component to the plan. The plan is now structured to provide a mix of stock options (70%) and restricted stock units (30%). The Committee also decided to adjust downward the competitive positioning of the plan from the 75th percentile of the long-term incentive opportunities provided to LTI participants’ counterparts in the comparable companies to the

Compensation Committee Report (continued)

60th percentile. These changes were made to align the plan’s design with best practices in the market comparator group, while maintaining a competitive plan.

As part of this review, the Committee also decided to maintain the total shareholder return (TSR) performance feature of the LTI Plan. To motivate participants to achieve superior total shareholder return (TSR) compared to Baxter’s competitors, the LTI Plan contains a TSR Multiplier that increases or decreases a participant’s stock option target and, under the new LTI structure, a participant’s stock option and restricted stock unit targets, depending on Baxter’s relative performance. The TSR Multiplier measures the annual percentage change in Baxter’s TSR compared to the TSR for the Standard & Poor’s 500 Health Care Index. Based on this comparison, a participant’s target LTI award could increase up to a maximum of 150% or decrease to a minimum of 75% of target. Actual awards are based on a combination of the participant’s target award, the Stock Performance Multiplier and the participant’s individual performance.

The new LTI Plan is effective for the March 2005 grant. In 2004, no long-term incentive grants were made under the LTI Plan to senior management, the Chief Executive Officer or the other officers. The year 2004 was a transition year to the new plan design. To better align grants for senior management with the broad-based employee population, who have traditionally received stock option grants in March, the timing of the LTI Plan grants was moved from November to March. In 2005, grants made to senior management were made in March 2005, and, in future years, grants to senior management will continue to be made in March of each year.

Mr. Parkinson’s 2004 Compensation

In April 2004, Mr. Parkinson became Chairman of the Board and Chief Executive Officer of Baxter. At such time, the Board of Directors entered into an agreement with him with respect to his 2004 compensation. Mr. Parkinson participated in the same compensation programs provided to the company’s other officers as described above. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board.

By the terms of his agreement, Mr. Parkinson’s salary was established at $1,100,000 annually, with his actual 2004 salary paid as a prorated amount in relation to the amount of time he served as Chairman of the Board and Chief Executive Officer.

Under the agreement, Mr. Parkinson was guaranteed a prorated bonus amount for 2004 of $916,666. This amount represents 125% of Mr. Parkinson’s actual salary earned for the year. Since Mr. Parkinson joined the company in late April 2004, the Committee established 2004 performance criteria for Mr. Parkinson under the cash bonus plan to ensure compliance with Internal Revenue Code 162(m). Mr. Parkinson’s 2004 performance period was May through December 2004. The performance criteria were the same as that used for other officers – sales, earnings per share, and cash flow. However, the targets were based on the performance period described above. Based on the company’s performance against these targets, Mr. Parkinson was eligible to receive a bonus award above his target. However, the Committee recommended, and the independent directors of the Board approved, that for 2004 Mr. Parkinson should be paid a bonus of $916,666, which represented his guarantee under his employment agreement. Mr. Parkinson did not receive any bonus based on the quarterly performance criteria.

In addition, under the agreement, Mr. Parkinson received on April 19, 2004 an option to purchase 650,000 shares of Baxter Common Stock at an exercise price of $31.72. The option fully vests after three years.

John D. Forsyth (Chairman)

Walter E. Boomer

Carole Uhrich Shapazian

Thomas T. Stallkamp

Executive Compensation

Summary Compensation Table

The following table shows, for the years ended December 31, 2004, 2003, and 2002, the compensation provided by Baxter and its subsidiaries to its Chief Executive Officer, the former Chief Executive Officer and the four next most highly compensated executive officers in all capacities in which they served. The six individuals identified in the Summary Compensation Table are referred to as the “named executive officers” throughout this proxy statement.

Summary Compensation Table

							Long Term Compensation
	Annual Compensation						Awards
Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(1)		Other ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)(4)	All Other Compensation ($)(5)
Robert L. Parkinson, Jr. (6)	2004	761,538		916,666		-0-	-0-	650,000	7,599
Chairman of the Board and	2003	—		—		—	—	—	—
Chief Executive Officer	2002	—		—		—	—	—	—

Harry M. Jansen Kraemer, Jr.	2004	535,433	(7)	578,125	(8)	21,486	-0-	-0-	4,214,559
Former Chairman of the Board	2003	925,000		647,500		177,773	-0-	300,000	41,574
and Chief Executive Officer	2002	916,346		403,000		177,620	-0-	375,000	45,361

John J. Greisch (9)	2004	436,154		418,700		391	310,590	60,000	15,500
Corporate Vice President	2003	—		—		—	—	—	—
Chief Financial Officer	2002	—		—		—	—	—	—

David F. Drohan	2004	493,654		172,060		195	-0-	-0-	34,025
Corporate Vice President	2003	420,385		364,000		6,963	-0-	90,000	23,603
President, Medication Delivery	2002	404,231		121,000		401	-0-	82,500	22,288

Carlos del Salto	2004	491,731		172,060		-0-	-0-	-0-	28,789
Corporate Vice President	2003	445,000		279,104		-0-	-0-	90,750	23,443
President, Intercontinental/Asia	2002	441,154		176,000		-0-	-0-	99,000	23,239

James E. Utts (10)	2004	354,155		235,400		562	151,600	-0-	13,525
Corporate Vice President	2003	—		—		—	—	—	—
President, Europe	2002	—		—		—	—	—	—

(1)	The amounts shown in these columns include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year in which they are earned. The bonus amount for Mr. Greisch in 2004 includes a cash bonus of $50,000 that was paid in May 2004 related to his acceptance of a position with the company’s BioScience business. The bonus amount for Mr. Utts in 2004 includes a discretionary cash bonus of $10,000 that was paid in February 2004 in recognition of his work on a business strategy initiative.

(2)

The amounts shown in this column represent amounts reimbursed for the payment of taxes as well as the aggregate incremental cost to Baxter for certain perquisites and personal benefits. As permitted by the rules of the Securities and Exchange Commission, this column excludes perquisites and other personal benefits for the named executive officer if the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the combined total of annual salary and bonus reported for the named executive officer for that fiscal year. Accordingly, for Messrs. Parkinson, Greisch, Drohan, del Salto and Utts, the amounts shown for each year only represent reimbursements for the payment of taxes. Mr. Kraemer received reimbursements for the payment of taxes in the amount of $21,486, $78,883 and $94,341 during 2004, 2003 and 2002, respectively. In addition, the amounts reported for Mr. Kraemer in 2003 and 2002 include the approximate incremental cost to Baxter for his personal use of company aircraft in the amounts of $65,008 and $48,742, respectively, and for use of a company car in 2002 in the amount of $22,000, each of

Executive Compensation (continued)

which represent at least 25% of the aggregate of perquisites and other personal benefits reported for Mr. Kraemer in those years.

(3)	The amounts shown in this column represent the dollar value of Common Stock on the date of grant of restricted stock. Mr. Greisch received a grant of 9,000 shares of restricted stock on June 30, 2004, of which 3,000 shares will vest on June 30, 2005, 3,000 shares will vest on June 30, 2006, and 3,000 shares will vest on June 30, 2007. The value of Mr. Greisch’s restricted stock as of December 31, 2004 was $310,860. Mr. Utts received a grant of 5,000 shares of restricted stock on August 2, 2004, of which 1,666 shares vested on December 31, 2004, 1,667 shares will vest on December 31, 2005 and 1,667 shares will vest on December 31, 2006. The value of Mr. Utts’ remaining restricted stock as of December 31, 2004 was $115,156. During the restricted period, executives have all of the other rights of a stockholder, including the right to receive dividends and to vote the shares.

(4)	The numbers shown in this column represent the number of shares of Common Stock for which options were granted to the named executive officers.

(5)	The amounts shown in this column represent matching contributions in Baxter’s Incentive Investment Plan (a tax-qualified section 401(k) plan); additional matching contributions in Baxter’s deferred compensation plan; and the dollar value of term life insurance premiums paid by the company in 2004, 2003 and 2002. In 2004, the amounts paid were as follows:

	Incentive Investment Plan Matching Contributions	Deferred Compensation Plan Matching Contributions	Term Life Insurance Premiums
Mr. Parkinson	$6,150	$ 0	$1,449
Mr. Kraemer	$6,150	$30,405	$ 919
Mr. Greisch	$6,150	$ 8,900	$ 450
Mr. Drohan	$6,150	$20,133	$7,742
Mr. del Salto	$6,150	$17,529	$5,110
Mr. Utts	$6,150	$ 6,581	$ 794

The amount for Mr. Kraemer in 2004 also includes $4,162,500 in post-employment separation compensation and $14,585 in paid COBRA coverage for 18 months under the company’s medical plan.

(6)	Mr. Parkinson became Chairman of the Board and Chief Executive Officer on April 19, 2004.

(7)	The amount shown includes $490,962 paid to Mr. Kraemer as salary in 2004 and also $44,471 of unused accrued vacation benefits paid to Mr. Kraemer in accordance with Baxter’s vacation policy and in connection with his separation agreement.

(8)	In connection with his separation agreement and in lieu of an annual bonus payment for 2004, Mr. Kraemer was paid this amount, which represents one-half of his annual target bonus for 2004.

(9)	Mr. Greisch became an executive officer on January 29, 2004, but the amounts shown for him in 2004 represent all compensation paid to him by Baxter in 2004. Under the Securities and Exchange Commission’s rules regarding the disclosure of executive compensation, no information is required to be provided for Mr. Greisch in 2003 and 2002, years during which he was not an executive officer.

(10)	Mr. Utts became an executive officer on August 2, 2004, but the amounts shown for him in 2004 represent all compensation paid to him by Baxter in 2004. Under the Securities and Exchange Commission’s rules regarding the disclosure of executive compensation, no information is required to be provided for Mr. Utts in 2003 and 2002, years during which he was not an executive officer.

Executive Compensation (continued)

Stock Option Grants

The following table contains information relating to the stock option grants made in 2004 to the named executive officers.

Option Grants in Fiscal Year 2004

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (1) (%)	Exercise Price ($/Sh)		Expiration Date	Grant Date Present Value ($) (2)
Mr. Parkinson	650,000	8.91	31.72	(3)	4/18/2014	$7,072,099
Mr. Kraemer	-0-	—	—		—	—
Mr. Greisch	60,000.82		34.51	(4)	6/30/2014	$ 726,935
Mr. Drohan	-0-	—	—		—	—
Mr. del Salto	-0-	—	—		—	—
Mr. Utts	-0-	—	—		—	—

(1)	In 2004, the company granted stock options covering a total of 7,293,689 shares of Common Stock to company employees under all stock option plans maintained by the company and this number was used in calculating the percentages.

(2)	The valuation calculations are solely for the purposes of compliance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the price of Baxter’s Common Stock. Grant date values are based on the Black-Scholes option pricing model adapted for use in valuating officer stock options. The actual value, if any, an officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there is no assurance the value realized by an officer will be at or near the value estimated by the Black-Scholes model. The model uses the following assumptions: For Mr. Parkinson: (a) an expected volatility of 39%, (b) a dividend yield of 1.8%, and (c) a risk-free rate of return of 3.5%. For Mr. Greisch: (a) an expected volatility of 38%, (b) a dividend yield of 1.7%, and (c) a risk-free rate of return of 3.9%. For both Mr. Parkinson and Mr. Greisch an option life of 5.5 years was used. Expected volatility is based on the historic volatility of Baxter Common Stock over a period prior to the option’s grant equal to the option’s expected life of 5.5 years. The dividend yield is based on the option’s exercise price and an annual dividend rate of $0.58 per share. The risk-free rate of return is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option’s expected life.

(3)	The exercise price shown for Mr. Parkinson’s options is the closing price of Baxter Common Stock on the date of the grant, which was April 19, 2004. The options become exercisable three years after the date of grant. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock. If specified corporate control changes occur, all outstanding options will become exercisable immediately.

(4)	The exercise price shown for Mr. Greisch’s options is the closing price of Baxter Common Stock on the date of the grant, which was June 30, 2004. The options become exercisable three years after the date of grant. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock. If specified corporate control changes occur, all outstanding options will become exercisable immediately.

Executive Compensation (continued)

Stock Option Exercises

The following table contains information relating to the exercise of stock options by the named executive officers in 2004, as well as the number and value of their unexercised options as of December 31, 2004.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Parkinson	-0-	—	-0-	650,000	-0-	1,833,000
Mr. Kraemer	-0-	—	2,444,872	675,000	7,512,840	3,903,000
Mr. Greisch	-0-	—	-0-	121,950	-0-	249,863
Mr. Drohan	-0-	—	415,320	172,500	386,148	1,036,500
Mr. del Salto	83,618	995,733	610,448	189,750	1,777,977	1,115,978
Mr. Utts	-0-	—	353,230	42,900	2,183,601	261,325

(1)	The sum of the numbers under the Exercisable and Unexercisable columns of this table represents each named executive officer’s total number of outstanding options.

(2)	The value of unexercised in-the-money options is calculated based on the fair market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 31, 2004, the last trading day for 2004, at a price of $34.54 per share, the fair market value of Baxter’s Common Stock on such date.

Pension Plan, Excess Plans and Supplemental Plans

The table on the following page shows estimated annual retirement benefits payable to participants in Baxter’s United States pension plan (“Pension Plan”) whose employment terminates at normal retirement (age 65). The normal retirement benefit equals (i) 1.75 percent of a participant’s Final Average Pay multiplied by the employee’s number of years of Pension Plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the employee’s years of Pension Plan participation. The Final Average Pay is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses. The figures shown include benefits payable under the Pension Plan, Baxter’s related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan’s benefit formula and therefore do not include Social Security benefits payable from the federal government. The estimated primary Social Security benefit used in the calculations is that payable for an individual attaining age 65 in 2004.

Executive Compensation (continued)

Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.

Pension Plan Table

Final Average Pay(1) ($)	Estimated Annual Retirement Benefits Years of Pension Plan Participation(1)($)
	5	10	15	20	25	30	35	40
300,000	24,400	48,800	73,200	97,600	122,000	146,400	171,000	197,300
400,000	33,100	66,300	99,400	132,600	165,700	198,900	232,300	267,300
500,000	41,900	83,800	125,700	167,600	209,500	251,400	293,500	337,300
600,000	50,600	101,300	151,900	202,600	253,200	303,900	354,800	407,300
700,000	59,400	118,800	178,200	237,600	297,000	356,400	416,000	477,300
800,000	68,100	136,300	204,400	272,600	340,700	408,900	477,300	547,300
900,000	76,900	153,800	230,700	307,600	384,500	461,400	538,500	617,300
1,000,000	85,600	171,300	256,900	342,600	428,200	513,900	599,800	687,300
1,100,000	94,400	188,800	283,200	377,600	472,000	566,400	661,000	757,300
1,200,000	103,100	206,300	309,400	412,600	515,700	618,900	722,300	827,300
1,300,000	111,900	223,800	335,700	447,600	559,500	671,400	783,500	897,300
1,400,000	120,600	241,300	361,900	482,600	603,200	723,900	844,800	967,300
1,500,000	129,400	258,800	388,200	517,600	647,000	776,400	906,000	1,037,300
1,600,000	138,100	276,300	414,400	552,600	690,700	828,900	967,300	1,107,300
1,700,000	146,900	293,800	440,700	587,600	734,500	881,400	1,028,500	1,177,300
1,800,000	155,600	311,300	466,900	622,600	778,200	933,900	1,089,800	1,247,300
1,900,000	164,400	328,800	493,200	657,600	822,000	986,400	1,151,000	1,317,300
2,000,000	173,100	346,300	519,400	692,600	865,700	1,038,900	1,212,300	1,387,300
2,100,000	181,900	363,800	545,700	727,600	909,500	1,091,400	1,273,500	1,457,300
2,200,000	190,600	381,300	571,900	762,600	953,200	1,143,900	1,334,800	1,527,300
2,300,000	199,400	398,800	598,200	797,600	997,000	1,196,400	1,396,000	1,597,300
2,400,000	208,100	416,300	624,400	832,600	1,040,700	1,248,900	1,457,300	1,667,300
2,500,000	216,900	433,800	650,700	867,600	1,084,500	1,301,400	1,518,500	1,737,300

(1)	As of December 31, 2004, the named executive officers’ years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Parkinson—0 years and $1,100,000; Mr. Kraemer—21 years and $1,654,469; Mr. Greisch—2 years and $426,795; Mr. Drohan—38 years and $642,762; Mr. del Salto—30 years and $712,422; and Mr. Utts—29 years and $409,727. Pursuant to his employment agreement with Baxter described in the next section of this proxy statement, Mr. Parkinson will earn a special supplemental pension benefit of $3,286,000. As of December 31, 2004, Baxter has accrued $273,833 of this benefit. Pursuant to his separation agreement with Baxter described in the next section of this proxy statement, Mr. Kraemer received a $1,903,000 special supplemental pension benefit.

Executive Compensation (continued)

Executive Employment Arrangements

Employment Agreement with Robert L. Parkinson, Jr.

On April 19, 2004, Baxter entered into an employment agreement with Robert L. Parkinson, Jr. Mr. Parkinson was appointed Chief Executive Officer and was elected as Chairman of the Board.

Term. The agreement provides for Mr. Parkinson’s employment through April 19, 2007, subject to an automatic day-to-day extension after April 19, 2005, such that at any time after April 19, 2005, the agreement term shall be two years (subject to earlier termination as described below).

Salary and Incentive Bonus. Under the agreement, Mr. Parkinson is to receive an annual base salary of not less than $1,100,000, subject to possible increase by the independent directors of the Board of Directors. On February 22, 2005, the independent directors of the Board set Mr. Parkinson’s 2005 base salary at $1,140,000. Mr. Parkinson is also eligible to participate in the annual officer bonus program which provides for payment of a cash bonus amount equal to up to 200% of Mr. Parkinson’s annual salary if maximum performance levels are achieved for the performance period, 125% of Mr. Parkinson’s annual salary if target performance levels are achieved for the performance period and such lesser amounts as provided in the program document. For performance periods in 2004 and 2005, Mr. Parkinson shall be paid a bonus of not less than the target level for each performance period. For the 2004 performance period, Mr. Parkinson’s bonus target was subject to a pro-rata reduction to reflect the fact that the performance period was less than 12 months. On February 22, 2005, the independent directors of the Board of Directors approved Mr. Parkinson’s 2004 annual bonus at $916,666, which represented his prorated target level for the 2004 performance period. On the same date, the independent directors of the Board of Directors set Mr. Parkinson’s 2005 target bonus at 130% of his 2005 annual salary for the 2005 performance period. In addition to the annual bonus program, the agreement provided for Mr. Parkinson’s eligibility to participate in the quarterly bonus program. For 2004, no quarterly bonuses were earned. On December 22, 2004, the Compensation Committee approved the elimination of the quarterly bonus program beginning with the 2005 performance period.

Options and Restricted Stock. Under the agreement, Mr. Parkinson is eligible for equity awards including a non-qualified option to purchase 650,000 shares of stock of the company granted as of the date of the agreement, and for calendar year 2005, an option for a minimum of 455,000 shares of company stock and a restricted stock award for a minimum of 48,750 shares. After 2005, all such awards to Mr. Parkinson shall be commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board of Directors.

Benefits and Perquisites. The agreement also provides for benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. Under the agreement, if Mr. Parkinson remains employed for at least three years, his pension benefit will be determined as if he had completed an additional two years of service. If Mr. Parkinson remains employed for at least five years, his pension benefit will be determined as if he had completed an additional four years of service. Mr. Parkinson is also entitled to perquisites that are customarily provided in connection with his position.

Termination of Employment. Upon written notice, the agreement may be terminated by either Baxter or Mr. Parkinson.

Executive Compensation (continued)

The agreement with Mr. Parkinson provides for termination in the event of his death, permanent disability, termination for “Cause” (as defined in the agreement), or “Constructive Discharge” (as defined in the agreement). The agreement also allows for termination by the company or by Mr. Parkinson, including in the event of a “Change in Control” as defined in the company’s 2003 Incentive Compensation Program.

In the event of termination, Mr. Parkinson is entitled to his salary for the period ending on his termination date, payment for any unused vacation days as determined in accordance with company policy, any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements, and any pension benefit earned.

In the event of termination due to death or disability, in addition to the payments and benefits previously described, all restricted stock awards and stock options shall fully vest immediately, with the stock options remaining exercisable for the lesser of five years or the term of the grant. Mr. Parkinson and his family members will be entitled to 18 months (36 months in the case of death) of paid COBRA coverage. In the case of disability, Mr. Parkinson will be entitled to the payment of his salary through the commencement of any payments to him under the company’s long-term disability plan.

In the event of termination of employment without Cause, or due to Constructive Discharge, Change in Control or non-renewal of the employment agreement, Mr. Parkinson is entitled to his salary for the period ending on his termination date, payment for any unused vacation days as determined in accordance with company policy, any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements, and any pension benefit earned. Mr. Parkinson would be eligible for an annual bonus payment for the performance period in which such termination of employment occurs. In addition, Mr. Parkinson shall receive severance payments from the company equal to his annual salary in effect on the date immediately prior to the date of his termination of employment plus the target annual bonus amount for the year in which the termination occurs for a period of at least two years from his date of termination or the last day of his agreement, whichever is greater. All exercise restrictions with respect to stock options would lapse and all stock options would become fully vested and fully exercisable as of the date of the termination of employment, and all restricted stock awards would fully vest immediately and all restrictions would lapse. The stock options would remain exercisable for the greater of five years after his termination date or the number of days that Mr. Parkinson was employed prior to his termination. However, in no event will the exercise period be greater than the original expiration date of the grant. Mr. Parkinson and his family members would be entitled to 18 months of paid COBRA coverage.

Non-Competition and Non-Solicitation. Mr. Parkinson has agreed that he will not, directly or indirectly, for a period of two years after the termination of his employment, render services to any competing organization in connection with any competing product within such geographic limits as the company and such competing organization are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of confidential information or trade secrets. Similarly, Mr. Parkinson may not provide advice as to investment in a competitive business. During his employment, and for a period of two years after the termination of his employment, Mr. Parkinson may not solicit or attempt to solicit any party who is then, or during the twelve-month period prior to such solicitation was, a customer or supplier of the company, nor may Mr. Parkinson solicit, entice, persuade or induce any individual who is employed by the company or subsidiaries to terminate or

Executive Compensation (continued)

refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the company.

Donation to Loyola University Chicago. As an additional condition of his employment, the company agreed to make a $1.5 million donation to Loyola University Chicago over a three-year period. These funds will support certain capital improvements to the School of Business Administration and the development of new curricular initiatives in the Graduate School of Business.

Employment Arrangement with David F. Drohan

On February 21, 2005, the Compensation Committee approved a one-time, discretionary cash bonus for David F. Drohan, Corporate Vice President, President, Medication Delivery in consideration for Mr. Drohan’s agreement to postpone his retirement from Baxter until March 31, 2005. The amount of the discretionary cash bonus is $100,000, which approximates Mr. Drohan’s prorated target bonus for the first quarter of 2005, and would be paid in April 2005.

Separation Agreement with Harry M. J. Kraemer, Jr.

On June 30, 2004, Baxter entered into a separation agreement with Harry M. J. Kraemer, Jr., formerly Chief Executive Officer and Chairman of the Board of Directors.

Separation Payment, Benefits, and Equity Awards. Under the separation agreement with Mr. Kraemer, he received $4,162,500 as a separation payment and $578,125 in lieu of an annual bonus payment for 2004, which was one-half of his annual target bonus for 2004. The company also paid $44,471 of an accrued vacation benefit to Mr. Kraemer in accordance with the company’s vacation policy. Mr. Kraemer is eligible to receive retirement benefits under the company’s Pension Plan and the company’s non-qualified Supplemental Pension Plan. Mr. Kraemer will be given an additional two years credit to both his age and years of service in calculating his benefits under the non-qualified Supplemental Pension Plan. The company will pay for COBRA coverage under the company’s medical plan for 18 months, as if Mr. Kraemer had remained employed. Thereafter, Mr. Kraemer will be eligible for retiree medical coverage under the company’s Retiree Medical Plan. Mr. Kraemer will be given an additional two years credit to his years of service in calculating his benefits under the Retiree Medical Plan. Under the agreement, Mr. Kraemer’s stock options will continue to vest as though he remained employed (that is, they will vest on the earliest of the regularly scheduled vesting date assuming no termination of employment, change in control, or death), and will remain exercisable until the earlier of June 30, 2009 or the remainder of the option term. However, the option covering 300,000 shares of company stock granted November 13, 2000 shall expire in accordance with its original terms at the close of business on November 13, 2010.

Reimbursement and Indemnification. Mr. Kraemer is also entitled to reimbursement for reasonable outplacement services provided by a professional outplacement service and for legal and consulting fees incurred in connection with the negotiation of the agreement, not to exceed $200,000 in the aggregate. The indemnification agreement between Mr. Kraemer and the company dated November 15, 1993 shall continue in full force and effect in accordance with its terms, and Mr. Kraemer shall be entitled to coverage under the directors’ and officers’ liability insurance coverage maintained by the company to the same extent as current directors and officers of the company.

Executive Compensation (continued)

Non-Competition. Mr. Kraemer agreed that for a period of two years following his termination date, he will not render certain services to competing organizations where the rendering of such services might potentially involve the disclosure or use of confidential information or trade secrets. Mr. Kraemer also agreed not to provide any advice as to investment in a competitive business. Under the agreement, Mr. Kraemer agreed to not solicit or attempt to solicit customers or suppliers of the company or any individual employed by the company for a period of two years after his termination date.

Ownership of Baxter Stock

Stock Ownership of Directors and Officers

On February 28, 2005, there were approximately 619,674,710 shares of Baxter Common Stock outstanding. The following table sets forth information as of that date, unless otherwise specified, regarding beneficial ownership of Baxter’s Common Stock by the named executive officers and all directors, each of whom owned less than one percent of the outstanding Common Stock. The table also sets forth the total number of shares of Baxter Common Stock beneficially owned by all executive officers and directors, as a group, which amounted to less than one percent of the outstanding Common Stock. Except as otherwise noted, each individual has sole investment and voting power with respect to the shares listed opposite his or her name.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Options Exercisable Within 60 Days(1)		Total
Non-employee Directors:
Walter E. Boomer	15,754		85,358	(10)	101,112
Blake E. Devitt	-0-	(2)	-0-	(2)(10)	-0-	(2)
John D. Forsyth	5,548	(3)	5,850	(10)	11,398
Gail D. Fosler	5,605	(3)	36,280	(10)	41,885
James R. Gavin III, M.D., Ph.D.	4,605		12,530	(10)	17,135
Joseph B. Martin, M.D., Ph.D.	4,662	(3)(4)	27,530	(10)	32,192
Carole J. Uhrich Shapazian	2,950	(4)	4,180	(10)	7,130
Thomas T. Stallkamp	14,722	(3)	52,630	(10)	67,352
K. J. Storm	4,586		10,030	(10)	14,616
Albert P.L. Stroucken	1,255		-0-	(10)	1,255
Fred L. Turner	40,062		42,686	(10)	82,748

Named Executive Officers:
Robert L. Parkinson, Jr.	90,000	(3)	-0-		90,000
Harry M. Jansen Kraemer, Jr.	696,243	(9)	2,444,872	(9)	3,141,115	(9)
John J. Greisch	12,164	(3)(6)	-0-		12,164
David F. Drohan	62,200		415,320		477,520
Carlos del Salto	29,280	(6)	610,448		639,728
James E. Utts	119,806	(3)-(6)	336,230		456,036

All directors and executive officers as a group (23 persons) (8)	715,734	(3)-(8)	2,976,482		3,692,216	(3)-(8),(10)

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act to include options exercisable within 60 days of February 28, 2005.
(2)	Mr. Devitt was appointed to the Board in March 2005, after the date for which stock ownership information is provided for the other directors and executive officers. Mr. Devitt’s information, accordingly, is as of the date of this proxy statement, March 21, 2005. Please see page 15 of this proxy statement under the heading “Board of Directors—Compensation of Directors” for information on the equity compensation paid to non-employee directors on the date of the annual meeting of stockholders.

(3)	Includes shares held in joint tenancy with spouse over which the named individual shares voting or investment power as follows: Mr. Forsyth—2,072 shares; Ms. Fosler—1,000 shares; Mr. Greisch—1,967 shares; Dr. Martin—2,620 shares; Mr. Parkinson—90,000 shares; Mr. Stallkamp—12,780 shares; Mr. Utts—2,221 shares; and all directors and executive officers as a group—178,155 shares.

(4)	Includes shares not held directly by the named individual but in a family trust or custodial account as to which the named individual is a trustee, co-trustee or custodian as follows: Dr. Martin—100 shares; Ms. Shapazian—1,090 shares; Mr. Utts—107,686 shares; and all directors and executive officers as a group—110,606 shares.

Ownership of Baxter Stock (continued)

(5)	Includes shares not held directly by the named individual but held by or for the benefit of his or her spouse as follows: Mr. Utts—5,051 shares and all directors and executive officers as a group—5,051 shares .

(6)	Includes shares which the individual has a right to acquire within 60 days of February 28, 2005 pursuant to his or her participation in Baxter’s Employee Stock Purchase Plan as follows: Mr. Greisch—197 shares; Mr. del Salto—281 shares; Mr. Utts—340 shares; and all executive officers as a group—1,485 shares.

(7)	Includes 10,988 shares beneficially owned as of February 28, 2005 by all executive officers as a group in Baxter’s Incentive Investment Plan (a tax-qualified 401(k) plan) over which such executive officers have voting and investment power.

(8)	Total shares owned by all directors and executive officers as a group does not include shares beneficially owned by Mr. Kraemer because he is no longer an executive officer of the company.

(9)	Mr. Kraemer served as Chairman of the Board and Chief Executive Officer until April 26, 2004. The number of shares beneficially owned is based solely upon information provided by Mr. Kraemer and reported in the company’s 2004 annual meeting proxy statement. The amount shown for Mr. Kraemer’s options exercisable within 60 days is as of February 28, 2005.

(10)	Does not include options to purchase 5,760 shares, which vest on May 3, 2005 and were granted on May 4, 2004 under Baxter’s Director Compensation Plan to each of the current non-employee directors except for Messrs. Stroucken and Devitt who were appointed to the Board after such date. For Mr. Stroucken, the number excludes options to purchase 3,840 shares, which vest on May 3, 2005 and were granted to Mr. Stroucken upon his election to the Board.

Ownership of Baxter Stock (continued)

Stock Ownership of Largest Stockholder

As of February 14, 2005, the following entity was the beneficial owner of more than five percent of Baxter’s Common Stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
FMR Corp.(1)
82 Devonshire Street
Boston, Massachusetts 02109	55,777,203	8.997%

(1)	Based solely on a Schedule 13G dated February 14, 2005, which indicates that these shares are beneficially owned by FMR Corp. (“FMR”) and various FMR subsidiaries and related persons and entities, including Fidelity Management and Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser (“Fidelity”), Edward C. Johnson III, Chairman of FMR, Abigail Johnson, a director of FMR, Fidelity Management Trust Company, which is a wholly-owned subsidiary of FMR and an investment manager of institutional accounts, and other entities. The Schedule 13G reports sole power to vote or direct the voting of 3,417,777 shares and sole power to dispose or direct the disposition of 55,777,203 shares. The Schedule 13G reports that voting power for 52,359,426 of these shares resides with the Boards of Trustees of various funds and is carried out by Fidelity under written guidelines established by the Boards of Trustees. The Schedule 13G also indicates that a total of 3,415,446 shares in the table above are included based on the assumed conversion of other securities.

Baxter is not aware of any other stockholder owning in excess of five percent of Baxter’s outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and executive officers. To the best of our knowledge, all of the required filings for our directors and executive officers were made on a timely basis in 2004.

Equity Compensation Plan Information

The following table provides information relating to shares of Common Stock that may be issued under Baxter’s existing equity compensation plans as of December 31, 2004.

Share numbers and per share amounts have been adjusted in this proxy statement to reflect the stock dividend paid pursuant to the spin-off of Edwards Lifesciences Corporation in March 2000 and the two-for-one split of Baxter’s Common Stock in May 2001.

	A		B	C
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	51,239,746	(2)	$39.18	35,156,510	(3)

Equity Compensation Plans Not Approved by Stockholders(4)	15,386,847	(2)(5)	$29.03	2,321,403	(6)

Total	66,626,593		$36.84	37,477,913

(1)	Consists of the 1987, 1994, 1998, 2000, 2001 and 2003 Incentive Compensation Programs (collectively, the “Programs”) and the Employee Stock Purchase Plan for United States Employees and the Employee Stock Purchase Plan for International Employees (collectively, the “Employee Stock Purchase Plans”). No additional awards may be granted under the 1987 Incentive Compensation Program.

(2)	Excludes purchase rights under the Employee Stock Purchase Plans. Under the Employee Stock Purchase Plans, eligible employees may purchase shares of Common Stock through payroll deductions of up to 12 percent of base pay. On the last trading day of each month, participating employees purchase shares at a per share price equal to the lower of (i) 85 percent of the closing price on the first day of the employee’s 24-month subscription period or (ii) 85 percent of the closing price on the monthly purchase date. For subscriptions that begin on or after April 1, 2005, the employee purchase price is 95 percent of the closing market price on the purchase date, as defined by the Employee Stock Purchase Plans. A participating employee may not purchase more than $25,000 in fair market value of Common Stock under the Employee Stock Purchase Plans in any calendar year and may withdraw from the Employee Stock Purchase Plans at any time.

(3)	Includes 6,174,751 shares of Common Stock available for purchase under the Employee Stock Purchase Plan for United States Employees as of December 31, 2004.

(4)	Consists of the 2001 Global Stock Option Plan, 3,500,000 additional shares of Common Stock available under the 2001 Incentive Compensation Program pursuant to an amendment thereto not approved by stockholders, and various other plans which are described below.

(5)	Of the 15,386,847 shares issuable upon exercise of outstanding options granted under equity compensation plans not approved by stockholders, 6,022,800 shares are issuable upon exercise of options granted in February 2001 under the 2001 Global Stock Option Plan, 2,931,635 shares are issuable upon exercise of options granted under the 2001 Incentive Compensation Program pursuant to an amendment thereto not approved by stockholders, and the remaining shares are issuable upon exercise of options granted under various other plans which are described below.

(6)	Consists of (i) 1,753,338 shares of Common Stock available for purchase under the Employee Stock Purchase Plan for International Employees and (ii) 568,065 additional shares of Common Stock available under the 2001 Incentive Compensation Program. Although the Employee Stock Purchase Plan for International Employees and the 2001 Incentive Compensation Program have been approved by the company’s stockholders, these additional shares have been approved by the company’s Board of Directors but not by the company’s stockholders.

Equity Compensation Plan Information (continued)

Stock Option Plans Not Approved by Stockholders

2001 Global Stock Option Plan

The 2001 Global Stock Option Plan is a broad-based plan that was adopted by Baxter’s Board of Directors in February 2001 to enable Baxter to make a special one-time stock option grant to eligible non-officer employees worldwide. On February 27, 2001, Baxter granted a non-qualified option to purchase 200 shares of Common Stock at an exercise price of $45.515 per share to approximately 44,000 eligible employees under the 2001 Global Stock Option Plan. The exercise price of these options equals the closing price for Baxter Common Stock on the New York Stock Exchange on the grant date. The options became exercisable on February 27, 2004, which was the third anniversary of the grant date, and expire on February 25, 2011.

Active employees on the February 27, 2001 grant date were eligible to participate in the 2001 Global Stock Option Plan, except that the following persons were excluded: Baxter’s executive officers and all other participants in the company’s Long-Term Incentive Plan, temporary employees, people receiving severance pay, independent contractors, leased employees, employees of therapy centers of the Renal Therapy Services business, and employees of the company’s contractual joint venture with Edwards Lifesciences in Japan.

If an option holder over the age of 55 left the company before the option became exercisable on the February 27, 2004 vesting date, the holder had the right to exercise the option during the three-month period following the vesting date. If the option holder dies, the option will be immediately exercisable and will expire on the first anniversary of the holder’s death. Otherwise, the options terminate if the holder left Baxter prior to the vesting date. If an option holder leaves Baxter after the vesting date, then the option will expire three months after the holder leaves the company. In the event of a change in control of Baxter (as specified in the 2000 Incentive Compensation Program), all outstanding options will become exercisable immediately. The options are not transferable during the holder’s lifetime.

Other Stock Option Plans Not Approved by Stockholders

The company has made several stock option grants outside of the Programs approved by stockholders. Although these grants were not made under the Programs, the terms and conditions of each of these grants provide that the provisions of either the 1994 Incentive Compensation Program or the 1998 Incentive Compensation Program, as the case may be, govern these stock option grants (except for the limit on shares available under these Programs). Accordingly, the terms and conditions of these grants are consistent with the terms of the Programs, which were previously approved by stockholders. The Compensation Committee has approved the following grants of non-qualified stock options:

•	Options to purchase a total of 1,685,538 shares granted in February 1997 to Baxter employees (the “February 1997 Grant”);

•	Options to purchase a total of 83,518 shares granted in March 1997 to Baxter employees who joined the company as a result of its acquisition of Research Medical Inc. (the “March 1997 Grant”);

•	Options to purchase a total of 13,588 shares granted in November 1997 to members of Baxter’s scientific advisory board (the “Scientific Advisory Board Grant”);

Equity Compensation Plan Information (continued)

•	Options to purchase a total of 2,621,855 shares granted in November 1997 to Baxter employees (the “November 1997 Grant”);

•	Options to purchase a total of 4,305,501 shares granted in February 1998 to Baxter employees (the “February 1998 Grant”); and

•	Options to purchase a total of 5,625,114 shares granted in February 2000 to Baxter employees (the “February 2000 Grant”).

Exercise Price

The exercise price of these stock options is equal to the fair market value of Baxter Common Stock on the date of grant, which is the closing sale price of the Common Stock as reported on the New York Stock Exchange composite reporting tape on the grant date. The exercise price of the options may be paid in cash or in certain shares of Baxter Common Stock.

Vesting

The options vest as follows:

•	The February 1997 Grant and the March 1997 Grant options are exercisable five years after the grant date, subject to accelerated vesting as follows: one hundred percent of the options become exercisable on the first business day after the ninetieth consecutive calendar day during which the average fair market value of the Common Stock equals or exceeds $32.50 per share. Accordingly, these options became exercisable in February 1999.

•	The November 1997 Grant, February 1998 Grant and February 2000 Grant options are exercisable three years after the grant date. These options continue to vest for one year after termination of employment if, on the employment termination date, the holder is age 50 or older and has completed 15 or more years of employment.

•	The Scientific Advisory Board Grant options are exercisable three years after the grant date.

Change in Control

Pursuant to the terms of the 1994 and 1998 Incentive Compensation Programs which govern these option grants, in the event of a change in control of Baxter (as specified in the program), all outstanding options will become exercisable immediately.

Expiration

•	The February 1997 Grant and March 1997 Grant options expire on the earlier of (1) one year after death or disability; (2) five years after termination of employment by retirement at or after age 55; (3) three months after termination of employment (except as provided in (1) and (2) above), unless the holder dies or becomes disabled during the three-month period, in which case the option shall expire one year after termination of employment; or (4) ten years after the grant date.

•

The November 1997 Grant, February 1998 Grant and February 2000 Grant options expire on the earlier of (1) one year after death or disability; (2) five years after termination of employment if, on the employment termination date, the holder is age 50 or older and has

Equity Compensation Plan Information (continued)

completed 15 or more years of employment with the company; (3) three months after termination of employment (except as provided in (1) and (2) above), unless the holder dies or becomes disabled during the three-month period, in which case the option shall expire one year after termination of employment; or (4) ten years after the grant date.

•	The Scientific Advisory Board Grant options expire on the earlier of (1) one year after death or disability; (2) three months after termination of service for a reason other than death or disability, unless the holder dies or becomes disabled during the three-month period, in which case the option shall expire one year after termination of employment; or (3) ten years after the grant date.

Performance Graph

The following graph compares the performance of Baxter’s Common Stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index. The comparison of total return for each of the years shown in the table below assumes that $100 was invested on December 31, 1999 in each of Baxter, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index, with investment weighted on the basis of market capitalization. Total return is based on the change in year-end stock price plus reinvested dividends. The 2000 Baxter dividend includes the Edwards Lifesciences Corporation stock dividend distributed in connection with the spin-off of Edwards Lifesciences Corporation by Baxter on March 31, 2000. Historical results are not necessarily indicative of future performance.

	12/99	12/00	12/01	12/02	12/03	12/04
Baxter International Inc.	$100	$148	$182	$97	$108	$124
S&P 500 Index	$100	$ 91	$ 80	$62	$ 80	$ 89
S&P 500 Health Care Index	$100	$137	$121	$98	$113	$115

Minority Stockholders Proposals

Stockholder Proposal Relating to Cumulative Voting in the Election of Directors – Proposal 3 on the Proxy Card

Baxter has been informed that the following stockholder proposal will be presented for a vote at the 2005 Annual Meeting. In accordance with SEC rules, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the stockholder. Baxter takes no responsibility for them. The Board of Directors recommends that you vote AGAINST this proposal for the reasons discussed below after the stockholder proposal and supporting statement.

Baxter has been advised that Martin Glotzer, Suite 301, 7061 N. Kedzie, Chicago, Illinois 60645, owner of 100 shares of Baxter Common Stock, will present the following resolution at the Annual Meeting.

Stockholder Proposal

RESOLVED: That the stockholders of Baxter International Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the elections of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Stockholder’s Statement Supporting the Proposed Resolution

The late Mr. Joseph Medill, Publisher of the Chicago Tribune was in favor of cumulative voting. Strong support along the lines we suggest were shown at the 2004 annual meeting when 37.94%, owners of 146,921,137 shares, were cast in favor of this proposal.

We believe the Board of Directors should adopt cumulative voting in the election of Directors as part of its program of corporate governance.

If you agree . . . please “Vote For.”

Board of Directors’ Statement Opposing Stockholder Resolution

The Board believes that cumulative voting for the election of directors would not serve the best interests of Baxter and its stockholders. Accordingly, the Board recommends a vote AGAINST the proposal for the reasons discussed below.

The Board firmly believes that cumulative voting would threaten to undermine effective Board functioning in at least two important respects. First, it is the Board’s duty to represent the interests of all of Baxter’s stockholders. To do so, each director must recognize a responsibility toward all stockholders, without any special loyalty to any one group. Cumulative voting, however, could permit a well-organized stockholder bloc to elect “special interest” directors, whose primary concern would be to represent the interests of the narrow constituency that elected them rather than the interests of all stockholders. Under a cumulative voting method, each stockholder would be entitled to cast votes equal to the number of shares that the stockholder owns multiplied by the number of directors to be elected. Thus, all of a stockholder’s votes could be cast for a single candidate or distributed among several director nominees. From this perspective, cumulative voting is undesirable because the aims of any “special interest” directors elected under a cumulative voting method may be adverse to Baxter and its stockholders as a whole and therefore could affect the Board’s ability to act on behalf of Baxter and all of its stockholders. Baxter’s one vote per share, or straight voting, method of selecting directors prevents such “stacking” of votes and thereby promotes the election of directors based on their ability and commitment to represent the best interests of Baxter and its stockholders as a whole.

Minority Stockholders Proposals (continued)

Second, cumulative voting introduces the possibility of partisanship and divisiveness among Board members, which could undermine the ability of Board members to work together effectively. If narrow constituencies of stockholders were to elect “special interest” directors through cumulative voting, the resulting inability of those directors to exercise independent judgment could disrupt and impair the Board’s sound analysis and timely conduct of Baxter’s business, to the detriment of Baxter and its stockholders. The variety and complexity of issues facing Baxter require that no actual or apparent “special influence” bring into question the objectivity of the Board’s insight, perspective or counsel.

The possibility of factionalism that cumulative voting presents has led to a trend against its adoption and, in fact, many companies have eliminated cumulative voting. Fewer than 10% of the companies in the Standard & Poor’s 500 Index and fewer than 9% of Fortune 500 companies have cumulative voting. The State of California, considered among the most protective of stockholder interests, amended its state laws in 1989 to permit the repeal of cumulative voting. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

“While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board’s essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests . . . Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention.”

The Board believes that the present method of voting will continue to work successfully. Eleven of Baxter’s twelve current Board members are independent directors, and the Board’s Corporate Governance Committee, which assists and advises the Board in connection with Board membership, consists solely of independent directors. This ensures that the Board will continue to act independently and in the best interests of all of Baxter’s stockholders. A summary of the process by which stockholders may recommend director candidates is included on page 13 of this proxy statement.

Baxter’s stockholders have rejected this proposal at ten annual meetings—from 1994 to 2000 and 2002 to 2004. This proposal was not submitted at the 2001 Annual Meeting.

The Board recommends a vote AGAINST cumulative voting in the election of directors.

Stockholder Proposal Relating to Restrictions on Services Performed by the Independent Auditors – Proposal 4 on the Proxy Card

Baxter has been informed that the following stockholder proposal will be presented for a vote at the 2005 Annual Meeting. In accordance with SEC rules, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the stockholder. Baxter takes no responsibility for them. The Board of Directors recommends that you vote AGAINST this proposal for the reasons discussed below after the stockholder proposal and supporting statement.

Baxter has been advised that United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of 10,000 shares of Baxter Common Stock, will present the following resolution at the Annual Meeting.

Stockholder Proposal

RESOLVED: That the shareholders of Baxter International, Inc. (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to

Minority Stockholders Proposals (continued)

audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Stockholder’s Statement Supporting the Proposed Resolution

The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms.

The Sarbanes-Oxley Act was a strong effort to address various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related” ($540,000), “tax” ($7,200,000) and “all other” ($120,000) work performed by the audit firm than it did for the “audit” work ($5,600,000) performed by the firm. We believe that when the fees paid to the audit firm for the three categories of non-audit services exceed the fees for performing audit services, the independence necessary to perform the audit is at risk.

To address this threat to auditor independence, the proposal presents a straightforward and effective response. Our proposal seeks to reduce the overall fees paid to the audit firm for other than audit work. Specifically, the proposal calls for an elimination of fees paid for tax and “all other” services, since those services bear no direct relationship to the performance of the audit. The proposal does not however call for the elimination of “audit-related” services being provided by the audit firm. We believe that limiting the audit firm to providing only audit and audit-related services would address the unhealthy fee imbalance identified above and be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

Board of Directors’ Statement Opposing Stockholder Resolution

The Board believes that restricting the services provided by Baxter’s independent auditors to only “audit” and “audit-related” services would not serve the best interests of Baxter and its stockholders. Accordingly, the Board recommends a vote AGAINST the proposal for the reasons discussed below.

The Board recognizes that auditor independence is fundamental to maintaining the integrity of Baxter’s financial statements and confidence in Baxter’s accounting and financial reporting system. Thus, the Board firmly supports and adheres to the applicable auditor independence requirements under the Sarbanes-

Minority Stockholders Proposals (continued)

Oxley Act of 2002, the SEC’s related rules and regulations and the applicable rules of the Public Company Accounting Oversight Board (PCAOB), the independent body that is vested by Congress with the authority to establish standards relating to auditor ethics and independence. The Board believes that these laws and regulations together with Baxter’s internal policies render the proposal unnecessary for maintaining auditor independence. Further, the Board believes that such a policy would be undesirable as it would unnecessarily limit the ability of the company to obtain non-audit services from its outside auditor, PricewaterhouseCoopers LLP (PwC), in circumstances in which it is beneficial and does not impact PwC’s independence.

In enacting Sarbanes-Oxley, Congress carefully considered the arguments for and against the provision of non-audit services by independent auditors to audit clients. Congress rejected an absolute ban on the provision of non-audit services, determining instead that independent auditors may provide certain non-audit services to an audit client, if those services are approved in advance by the client’s audit committee. Baxter’s Audit Committee takes very seriously its responsibility of preserving auditor independence. In February 2003, the Audit Committee adopted rigorous pre-approval policies and procedures for services to be performed by the company’s independent auditors. In approving certain tax and other non-audit services, the Audit Committee carefully considers the nature of the services to be provided and determines whether such services are prohibited under applicable rules or would otherwise impair PwC’s independence in auditing Baxter’s financial statements. Pages 5-6 of this proxy statement describes the pre-approval policies and procedures and details the fees paid to PwC in each of the required categories. Non-audit fees comprise “Tax Fees” and “All Other Fees.” The Board believes, for the reasons discussed below, that the retention of PwC for certain tax services is in the best interests of stockholders. A review of the fees paid by Baxter reveals that $98,000 was paid to PwC in 2004 for “All Other Fees.” On the whole, Baxter’s total non-audit fees are not deemed “excessive” under the voting standards of Institutional Shareholder Services, a leading provider of proxy voting and corporate governance services, which considers non-audit fees “excessive” if they are greater than audit fees, audit-related fees and tax compliance/preparation fees combined.

With respect to tax services, the SEC has reiterated its long-standing position that an accounting firm may provide tax services to its audit clients without impairing the auditor’s independence. According to the SEC, accountants may continue to provide tax services, such as tax compliance, tax planning and tax advice to audit clients, subject to pre-approval by the client’s audit committee. In addition, the PCAOB recently proposed rules that explicitly permit the provision of tax or tax-related services (subject to certain narrow restrictions) to audit clients, provided such services are evaluated and approved by the client’s audit committee. The PCAOB, like the SEC, expressly noted that the general types of tax services that auditors have historically provided to audit clients, such as routine tax return preparation and tax compliance, general tax planning and advice, do not, by their provision alone, impair an auditor’s independence. The Board believes that implementation of the stockholder proposal would be inconsistent with the determinations by Congress, the SEC and the PCAOB that a blanket prohibition of tax and other non-audit services is neither necessary nor appropriate.

In addition, prohibiting Baxter’s independent auditors from providing permitted non-audit services could result in inefficiencies and increased costs for the company. Under certain circumstances, efficiencies are realized as a result of the independent auditor’s expertise and familiarity with a client’s financial statements, financial systems, income tax matters and management, which create considerable time and

Minority Stockholders Proposals (continued)

cost savings for the client. If the stockholder proposal were implemented, Baxter would be forced to forgo the institutional knowledge and economies of scale that PwC is able to provide with respect to non-audit services. Engaging a new service provider could, in certain instances, impact the quality and cost of the non-audit services provided to the company. Many non-audit services, such as tax and tax-related services, involve issues that cannot be addressed once a year by an advisor, but require continuous consultation as the company undertakes transactions and business activities. Thus, a new provider would need substantial time to become acclimated with the company in order to provide the level of service that PwC currently provides to the company. It is often the case that PwC is kept apprised of issues, such as tax matters, in the normal course of performing its audit work which makes using PwC for these types of services most efficient. As a result, Baxter could, in turn, incur higher fees than the fees paid for the same services performed by PwC, without offsetting benefits, and the overall quality of the non-audit services provided to the company could suffer. The Board believes that such consequences would not be in the best interests of Baxter and its stockholders.

The Board recommends a vote AGAINST restricting the services to be provided by Baxter’s independent auditor to “audit” and “audit-related” work only.

Stockholder Proposal Relating to the Annual Election of Directors – Proposal 5 on the Proxy Card

Baxter has been informed that the following stockholder proposal will be presented for a vote at the 2005 Annual Meeting. In accordance with SEC rules, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the stockholder. Baxter takes no responsibility for them. The Board of Directors makes no voting recommendation to stockholders for the reasons discussed below after the stockholder proposal and supporting statement.

Baxter has been advised that John Chevedden, as representative for Charles Miller, 23 Park Circle, Great Neck, NY 11024, owner of 1,000 shares of Baxter Common Stock, will present the following resolution at the Annual Meeting.

Stockholder Proposal

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement a bylaw requiring each director to be elected annually.

Stockholder’s Statement Supporting the Proposed Resolution

Strong Investor Concern

Thirty-five (35) shareholder proposals on this topic achieved an impressive 70% average supporting vote in 2004. The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, recommends:

•	Adoption of this proposal topic.

•	Adoption of each proposal which wins majority shareholder vote – as this proposal topic did at our company in 2000 and 2001.

Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important because poor auditing had a key role in the $200 billion-plus combined market-value loss at Enron, Tyco, WorldCom, Qwest and Global Crossing.

Progress Begins with a First Step

I believe that the need to take the above RESOLVED step is reinforced by viewing our overall corporate governance fitness which is not impeccable. For instance in 2004 it was reported:

•	An awesome 67% shareholder vote was required to make certain key changes – entrenchment concern.

Minority Stockholders Proposals (continued)

•	Thomas Stallkamp, our Lead Director, is designated a problem director The Corporate Library, an independent investment research firm in Portland, Maine due to his involvement with the Kmart board. Kmart filed for Chapter 11 protection under the US Bankruptcy Code in January, 2002.

•	2003 CEO pay was reported as nearly $7 million including stock option grants.

Source: Executive PayWatch Database, http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm

•	Directors failed to commit to adoption of this proposal topic in 2000 and 2001 after 2-consecutive 60% majority shareholder votes – accountability concern.

•	Thus shareholders were only allowed to vote on individual directors once in 3-years – accountability concern.

•	Four directors were allowed to hold 4 or 5 director seats each – over-extension concern.

Shareholder proposal text to address some of these topics can be found on the internet and similar text can be used to submit a ballot proposal to our company for the next annual meeting.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 5

Board of Directors’ Statement Regarding Stockholder Resolution

Baxter’s Board of Directors has considered the proposal set forth above relating to the annual election of directors, and has determined not to oppose the proposal and to make no voting recommendation on the proposal to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders. The Board recognizes that staggered terms for directors is a controversial topic and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the Board might make.

Supporters of classified boards often argue, among other things, that a classified board can promote stability and continuity of leadership and enhance a board’s ability to respond to certain types of takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards often make arguments such as those set forth above in the stockholder’s supporting statement.

Approval of this proposal requires the affirmative vote of a majority of Baxter’s shares present at the annual meeting and entitled to vote. Such approval would not, by itself, eliminate the classified board. In order to eliminate the classified board, an affirmative vote of at least two-thirds of the holders of all securities of the company entitled to vote is required to repeal the classified board provision set forth in Article SIXTH of Baxter’s Restated Certificate of Incorporation. The Board will abide by the vote of stockholders on this declassification proposal. If stockholders approve the proposal at this year’s annual meeting, the Board will present for a vote of stockholders at next year’s annual meeting an amendment to the Restated Certificate of Incorporation that, if approved, would eliminate the classified board.

Minority Stockholders Proposals (continued)

If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

The Board is not opposing this proposal and makes no voting recommendation to stockholders.

Other Information

Attending the Annual Meeting

The 2005 Annual Meeting of Stockholders will take place at the Chicago Cultural Center, 78 East Washington Street in Chicago, Illinois, on Tuesday, May 3, 2005 at 10:30 a.m. Central time. Directions to the Annual Meeting and parking information are included on the back cover of this proxy statement.

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card, or by following the instructions provided when you vote through the Internet or by telephone. Stockholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered stockholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Reducing Mailing Expenses

Duplicates: If you received more than one copy of the 2004 Annual Report to Stockholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on accounts you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided when you vote through the Internet or by telephone. At least one account at your address must continue to receive the annual report, unless you elect to view future documents through the Internet.

Electronic Delivery: If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. A registered stockholder may contact us at http://www.eproxyvote.com/bax to vote during the proxy voting period. If you vote by telephone, you will not have the option to elect electronic delivery while voting. A registered stockholder may choose electronic delivery at any time during the year by accessing the site directly at http://www.econsent.com/bax and enrolling. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and annual report.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.

In addition, Baxter has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Georgeson a fee of $10,000 plus expenses for these services.

Other Information (continued)

Future Stockholder Proposals and Nominations

Any stockholder who intends to present a proposal at Baxter’s annual meeting of stockholders to be held in 2006, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 21, 2005 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Baxter’s Bylaws. The Bylaws, which are available on Baxter’s website at www.baxter.com under “Corporate Governance–Certificate of Incorporation & Bylaws” and in print upon request from the Corporate Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year’s annual meeting.

The Bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a stockholder entitled to vote who sends notice to the Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting. Any nomination by a stockholder must comply with the procedures specified in Baxter’s Bylaws.

To be eligible for consideration at the 2006 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 2 and March 4, 2006. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

By order of the Board of Directors,

ROBERT L. PARKINSON, JR.

Chairman of the Board,

Chief Executive Officer

and President

Deerfield, Illinois

March 21, 2005

Directions to the Annual Meeting

Directions to Chicago Cultural Center

78 East Washington Street

Chicago, Illinois

312.744.6630

From North • Take Edens (I-94) and/or Kennedy Expressway (I-90, I-94) to Loop. • Exit Washington eastbound. • Travel east on Washington to Michigan Avenue.

From South

•        Take Dan Ryan Expressway (I-90,
I-94) to Lake Shore Drive North.

•        Take Lake Shore Drive North to Randolph.

•        Turn left on Randolph.

•        The Cultural Center is on the corner of Michigan Avenue and Randolph Blvd.

From O’Hare Airport and Northwest • Take Kennedy Expressway (I-90) to Loop. • Exit Washington eastbound. • Travel east on Washington to Michigan Avenue.	From Indiana • Take Indiana toll road (I-90) to Chicago Skyway to Dan Ryan Expressway (I-90, I-94) to Washington eastbound. • Travel east on Washington to Michigan Avenue.

From Southwest

•        Take Stevenson Expressway (I-55) to Lake Shore Drive (41).

•        Travel north to Randolph Blvd.

•        Turn left on Michigan Avenue.

•        The Cultural Center is on the corner of Michigan Avenue and Randolph Blvd.

Parking

Validated parking will be available at the Millennium Park Garage located on Columbus Ave. between Monroe and Randolph Blvd. Please enter the garage at the Northbound or Southbound entrances on Columbus Ave. Once in the garage, signs will be displayed directing you to the Chicago Cultural Center.

Please remember to bring your parking ticket to the meeting registration desk so it can be exchanged for a validated parking ticket.

BAXTER INTERNATIONAL INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8616

EDISON, NJ 08818-8616

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
Log on to the Internet and go to http://www.eproxyvote.com/bax		Outside U.S. and Canada call collect: 1-201-536-8073

Internet and Telephone voting is available 24 hours a day, 7 days a week until 12:00 a.m. Eastern time on May 3, 2005. Have this proxy card in hand when you log on or call. If you vote over the Internet or by telephone, please do not mail your card.

If you vote by mail, mark, sign and date your proxy card (below) and return it in the envelope provided or otherwise return it to Baxter, P.O. Box 8616, Edison, New Jersey 08818-8616.

DETACH HERE

☒	Please mark votes as in this example.	8552

If no directions are given, this proxy will be voted FOR the election of directors, FOR Proposal 2, AGAINST Proposals 3 and 4 and ABSTAIN for Proposal 5.

1. Election of Directors. Nominees: (01) Blake E. Devitt (02) Joseph B. Martin, M.D., Ph.D. (03) Robert L. Parkinson, Jr. (04) Thomas T. Stallkamp (05) Albert P. L. Stroucken	FOR ALL NOMINEES ☐	WITHHOLD FROM ALL NOMINEES ☐		FOR	AGAINST	ABSTAIN
			2. Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
The Board of Directors recommends a vote against Proposals 3 and 4.
				FOR	AGAINST	ABSTAIN
☐			3. Proposal relating to cumulative voting in the election of directors.	☐	☐	☐
For all nominees except as noted above
			4. Proposal relating to restrictions on services performed by the independent auditors.	☐	☐	☐
The Board of Directors does not make a recommendation regarding Proposal 5.
				FOR	AGAINST	ABSTAIN
			5. Proposal relating to the annual election of directors.	☐	☐	☐

			Mark the box for address change and note at left (for non-employees only).			☐

			If you plan to attend the meeting, mark this box and bring the top portion of this card to the meeting.			☐

			Mark the box if you have more than one account and want to discontinue receiving multiple copies of future annual reports. Please see instructions in the proxy statement.			☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

SIGNATURE(S)	DATE

ELECTRONIC DISSEMINATION OF FUTURE PROXY MATERIALS

If you wish to access future proxy materials and the annual report via the Internet instead of receiving copies in the mail, please follow the instructions below:

•	If you elect to vote via the Internet at http://www.eproxyvote.com/bax, a link to the site during the 2005 proxy voting period will enable you to enroll for the electronic dissemination of next year’s proxy materials.

•	At any time during the year, any registered stockholder may elect to receive next year’s proxy materials through electronic dissemination by enrolling at http://www.econsent.com/bax.

If you plan on attending the annual meeting, please mark the box on the other side and bring this portion of the proxy card with you to the meeting.

DETACH HERE

PROXY

BAXTER INTERNATIONAL INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 3, 2005

This Proxy is Solicited on Behalf of the Board of Directors of Baxter International Inc.

The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and John J. Greisch, and each of them, as proxyholders, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Stockholders to be held on May 3, 2005, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxyholders will vote: for the election of the five nominees for director listed on the reverse side of this card; in accordance with the Board of Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting. With respect to Proposal 5, if no directions are given, the vote will be counted as an abstention.

This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment

Plan or Puerto Rico Savings and Investment Plan.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE.	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE.